Exhibit 3.1

APOLLO ASSET BACKED CREDIT COMPANY LLC

a Delaware Limited Liability Company

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

February 28, 2025

TABLE OF CONTENTS

		Page
ARTICLE I FORMATION		2
Section 1.1	Formation of Company	2
Section 1.2	Formation of Series	3

ARTICLE II NAME AND CERTAIN DEFINITIONS		3
Section 2.1	Name	3
Section 2.2	Certain Definitions	3

ARTICLE III POWERS AND PURPOSE		18
Section 3.1	Purpose	18
Section 3.2	Tax Treatment	19
Section 3.3	Authority	19

ARTICLE IV RESIDENT AGENT AND PRINCIPAL OFFICE		21

ARTICLE V BOARD OF DIRECTORS		21
Section 5.1	Powers	21
Section 5.2	Number and Classification; Director Agreement	22
Section 5.3	Resignations	22
Section 5.4	Vacancies	23
Section 5.5	Regular Meetings	23
Section 5.6	Special Meetings	23
Section 5.7	Telephonic Meetings Permitted	23
Section 5.8	Quorum; Voting	23
Section 5.9	Organization	24
Section 5.10	Action Without a Meeting	24
Section 5.11	Committees	24
Section 5.12	Committee Observers	25

ARTICLE VI OFFICERS		26
Section 6.1	Appointment, Selection and Designation of Officers	26
Section 6.2	Delegation of Duties	26
Section 6.3	Officers as Agents	26

ARTICLE VII SHARES; CAPITAL CONTRIBUTIONS		27
Section 7.1	Members	26
Section 7.2	Series	26
Section 7.3	Shares	27
Section 7.4	Establishment of New Types; Authorized Shares	29
Section 7.5	Capital Contribution by the V Shareholder	29
Section 7.6	Additional Capital Contributions	29
Section 7.7	Offering of Shares	30
Section 7.8	Admission of Members; Subscriptions for Shares	30
Section 7.9	Repurchase of Shares	30

i

Schedule A – Share Repurchase Plan

Exhibit A – Series Agreements

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Apollo Asset Backed Credit Company LLC, a Delaware limited liability company (the “Company”), is made and entered into as of February 28, 2025 (as amended from time to time and including any schedules, exhibits, annexes or other documents attached to this Agreement from time to time, this “Agreement”), by Apollo Principal Holdings VI, L.P., a Cayman Islands exempted limited partnership (“Apollo Principal Holdings”), as the initial sole member of the Company generally and as a member associated with each Series (in such capacity, the “Sole Member”), and as a V Member (as defined herein) and a V Shareholder (as defined herein), Apollo Manager, LLC, a Delaware limited liability company, as the Operating Manager (as defined herein), and any other Persons who are or hereafter become Shareholders or Members of the Company or parties hereto as provided herein. Capitalized terms used in this Agreement without definition shall have the respective meanings specified in Section 2.2 and, unless otherwise specified, article and section references used herein refer to Articles and Section of this Agreement.

WHEREAS, the Company was formed on September 22, 2023 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”) by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware;

WHEREAS, the Certificate of Formation of the Company provides notice pursuant to Section 18-215(b) and/or Section 18-218(c) of the Act that, unless otherwise provided in the limited liability company agreement of the Company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series of the Company shall be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series thereof shall be enforceable against the assets of such Series;

WHEREAS, the Sole Member executed and delivered the initial Limited Liability Company Agreement of the Company on September 22, 2023 (the “Initial LLC Agreement”);

WHEREAS, the Initial LLC Agreement was amended by the First Amendment to Limited Liability Company Agreement of the Company, dated as of October 30, 2023 (the “Amendment to LLC Agreement” and, together with the Initial LLC Agreement, the “Amended LLC Agreement”);

WHEREAS, the Amended LLC Agreement was amended and restated in its entirety pursuant to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 3, 2024 (the “A&R LLC Agreement”);

WHEREAS, the A&R LLC Agreement was amended and restated in its entirety pursuant to that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 28, 2024 (the “Third A&R LLC Agreement”);

WHEREAS, the A&R LLC Agreement was amended and restated in its entirety pursuant to that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 25, 2024 (the “Current LLC Agreement”);

WHEREAS, pursuant to the filing of the Certificate of Registered Series of Apollo Asset Backed Credit Company LLC - Series I, a registered series of the Company (“Series I”), on September 22, 2023 (as amended or restated from time to time, the “Series I Certificate”), and the execution of that certain Series Agreement of Series I, dated as of September 22, 2023 (as amended or restated from time to time, the “Series I Series Agreement”), the Company formed Series I as a registered series of the Company;

WHEREAS, pursuant to the filing of the Certificate of Registered Series of Apollo Asset Backed Credit Company LLC - Series II, a registered series of the Company (“Series II”), on September 22, 2023 (as amended or restated from time to time, the “Series II Certificate”), and the execution of that certain Series Agreement of Series II, dated as of September 22, 2023 (as amended or restated from time to time, the “Series II Series Agreement”), the Company formed Series II as a registered series of the Company;

WHEREAS, the undersigned desire to amend and restate the Current LLC Agreement in its entirety, and all requirements and conditions to amend and restate the Current LLC Agreement have been satisfied and fulfilled;

WHEREAS, in connection with the amendment and restatement of the Current LLC Agreement, each of the Series I Series Agreement and the Series II Series Agreement will remain in effect in the forms attached hereto as Exhibit A; and

WHEREAS, the undersigned intend for this Agreement, each Series Agreement and each Share Type Designation to collectively constitute the Company’s “limited liability company agreement” (as such term is defined in the Act).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

* * *

ARTICLE I

FORMATION

Section 1.1 Formation of Company. The Company has been formed as a Delaware limited liability company by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on September 22, 2023 by an “authorized person” of the Company pursuant to and in accordance with the Act. The Operating Manager and any Person designated by the Board of Directors shall be an “authorized person” of the Company within the meaning of the Act and shall execute, deliver and file any amendments and/or restatements of the certificate of formation of the Company and any other certificates or other documents (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Delaware or necessary for the Company to qualify to do business in a jurisdiction in which the Company may desire to conduct business.

Section 1.2 Formation of Series. Series I has been formed as a registered series of the Company by the filing of its Certificate of Registered Series on September 22, 2023 by an “authorized person” of the Company pursuant to and in accordance with the Act. Series II has been formed as a registered series of the Company by the filing of its Certificate of Registered Series on September 22, 2023 by an “authorized person” of the Company pursuant to and in accordance with the Act. The Operating Manager or any Person designated by the Board of Directors shall be an “authorized person” of each Series within the meaning of the Act and shall execute, deliver and file any amendments and/or restatements of any certificates or other documents (and any amendments and/or restatements thereof) required or permitted to be filed by a Series with the Secretary of State of the State of Delaware or necessary for a Series to qualify to do business in a jurisdiction in which such Series may desire to conduct business.

ARTICLE II

NAME AND CERTAIN DEFINITIONS

Section 2.1 Name. The name of the Company is “Apollo Asset Backed Credit Company LLC”. The Board of Directors of the Company (the “Board of Directors”) may determine that the Company may use any other designation or name for the Company.

Section 2.2 Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“A-I Shares” means, collectively, Series I A-I Shares and Series II A-I Shares.

“A-II Shares” means, collectively, Series I A-II Shares and Series II A-II Shares.

“Act” is defined in the recitals. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

“Adjusted Capital Account” means, with respect to any Series II Shareholder for any Taxable Year or other period, the balance, if any, in such Shareholder’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Shareholder is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of the Treasury Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in the Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.

“Administration Agreement” means the administration agreement, entered into by the Company and the Administrative Agent, as amended, modified, revised or restated from time to time, and any similar agreement with a successor Administrative Agent, pursuant to which the Administrative Agent is providing, or overseeing the performance of, administrative and compliance services, including, but not limited to, maintaining financial records, overseeing the calculation of NAV, compliance monitoring (including diligence and oversight of other service providers of the Company and the Series), preparing reports to Shareholders and reports filed with the SEC, preparing materials and coordinating meetings of the Board of Directors, managing the payment of expenses and the performance of administrative and professional services rendered by others and providing office space, equipment and office services.

“Administrative Agent” means State Street Bank and Trust Company, or any other Person designated from time to time as the “Administrative Agent” of the Company pursuant to the Administration Agreement.

“Affiliate” means (A) any Person directly or indirectly owning, controlling, or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person, (B) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with the power to vote, by such other Person, (C) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (D) any executive officer, director, trustee or general partner of such other person, or (E) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Agreement” is defined in the preamble.

“Anchor I Intermediary” means a financial intermediary designated as such by the Board of Directors or the Operating Manager based on an expectation, unless otherwise determined by the Board of Directors, that clients of such financial intermediary will raise $250 million on an aggregate basis across the Series by the end of the Initial Offer Period.

“Anchor II Intermediary” means a Shareholder designated as such by the Board of Directors in their sole discretion.

“Anchor Intermediary” means an Anchor I Intermediary or an Anchor II Intermediary.

“Anchor Shares” means the A-I Shares and the A-II Shares.

“Apollo” means Apollo Asset Management, Inc., together with its subsidiaries.

“Apollo Client” means a fund, account, entity, vehicle, product and/or similar arrangement sponsored, managed or advised by Apollo.

“Apollo Shares” means the Series I Apollo Shares and the Series II Apollo Shares.

“Asset-Backed Finance Assets” means, individually and collectively, loans or securities that are collateralized by, or payable from a stream of payments generated by, a specified pool of real, financial or other assets.

“Assignee” means any Person to whom any Shares have been Assigned, in whole or in part, in a manner permitted by Section 10.3 of this Agreement.

“Assignment” means, with respect to any Shares, the offer, sale, assignment, transfer, gift or other disposition of, such Share, whether voluntarily or involuntarily, by operation of law or otherwise, except that in the case of a bona fide pledge or other hypothecation, no Assignment shall be deemed to have occurred unless and until the secured party has exercised its right of foreclosure with respect thereto or accepted such Shares in lieu of foreclosure; and the terms “Assign”, “Assigned” and “Assigning” have a correlative meaning.

“Audit Committee” means the committee of the Board of Directors described in Section 5.11(b).

“BD Shares” means Series II BD Shares.

“Benefit Plan Investor” means a Shareholder who is subject to ERISA or to the prohibited transaction provisions of Section 4975 of the Code.

“Board of Directors” is defined in Section 2.1.

“Book Value” means, with respect to Series II property, Series II’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-l(b)(2)(iv)(d)-(g).

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Account” is defined in Section 8.2.

“Capital Contributions” means the total investment, including the original investment and amounts reinvested pursuant to the DRIP, by a Shareholder or by all Shareholders, as the case may be.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Company” is defined in the preamble.

“Company Expenses” means Operating Expenses and Organizational and Offering Expenses.

“Corporate Group Members” means Apollo and each Subsidiary of Apollo.

“Dealer Manager” means Apollo Global Securities, LLC, or any successor thereto.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” is defined in Section 5.2(a). A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101 of the Act.

“Distributor” means Apollo Global Securities, LLC, a Delaware limited liability company, or its successor, in the capacity as the principal underwriter and distributor of the Shares.

“DRIP” means the Distribution Reinvestment Plan, as amended, modified, revised or restated from time to time.

“E Shareholder” means a Shareholder holding E Shares pursuant to the provisions of this Agreement, in each case in its capacity as a E Shareholder and for so long as such Person continues to hold E Shares.

“E Shares” means, collectively, Series I E Shares and Series II E Shares.

“Electronic Signature” is defined in Section 19.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Profits” means, if the Total Return with respect to S Shares, I Shares, T-S Shares, T-I Shares, P-S Shares, P-I Shares, F-S Shares, F-I Shares, BD Shares, A-I Shares and A-II Shares for the applicable period exceeds the sum, with respect to such relevant type of S Shares, I Shares, P-S Shares, T-S Shares, T-I Shares, P-I Shares, F-S Shares, F-I Shares, BD Shares, A-I Shares and A-II Shares of (i) the Hurdle Amount for an applicable period, and (ii) the Loss Carryforward Amount, such excess amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“F-I Shares” means, collectively, Series I F-I Shares and Series II F-I Shares.

“F-S Shares” means, collectively, Series I F-S Shares and Series II F-S Shares.

“Founder Intermediary” means a Shareholder that is designated as a “Founder Intermediary” by the Board of Directors or the Operating Manager based on raising $100 million on an aggregate basis across the Series by the end of the Initial Offer Period.

“Founder Shares” means the F-S Shares and the F-I Shares.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by Apollo or any of its Subsidiaries.

“Hurdle Amount” with respect to any Shares means, for any period during a calendar year, that amount that results in a 5.0% annualized internal rate of return on the NAV of such Shares outstanding at the beginning of the then-current calendar year and such Shares issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Shares and all issuances of any such Shares over the period and calculated in accordance with recognized industry practices. The ending NAV of such Shares used in calculating the internal rate of return will be calculated before giving effect to any fee/accrual to the Performance Fee and applicable combined annual distribution fee and shareholder servicing fee expenses and applicable taxes; provided that the calculation of the Hurdle Amount for any period will exclude any such Shares repurchased during such period, which Shares will be subject to the Performance Fee upon repurchase.

“I Shares” means, collectively, Series I I Shares and Series II I Shares.

“Indemnified Party” means members of the Board of Directors, Apollo, the holders of Apollo Shares, the Operating Manager, their respective affiliates, directors, officers, representatives, agents, shareholders, members, managers, partners and employees, and any other Person who serves at the request of Apollo or its affiliates as a director, officer, agent, member, manager, partner, shareholder, trustee or employee of the Company, a Series or any other Person.

“Independent Director” means a Director who is “independent” under the rules of the New York Stock Exchange as determined by the board of directors in its sole discretion.

“Independent Valuation Advisor” is defined in Section 14.2(a).

“Initial Offer Period” means the period beginning on the date of the commencement of the Private Offering and continuing through October 31, 2025 (for accepted subscriptions effective prior to or as of November 1, 2025); provided, however, that the Company may extend the Initial Offer Period in its sole discretion.

“Investor Shares” means the Series I Investor Shares and the Series II Investor Shares.

“Joint Ventures” means joint ventures or similar arrangements.

“Loss Carryforward Amount” with respect to any Shares shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return with respect to such Shares and decrease by any positive annual Total Return with respect to such Shares; provided that each Loss Carryforward Amount shall at no time be less than zero; provided, further, that the calculation of each Loss Carryforward Amount will exclude the Total Return related to any relevant Shares repurchased during such year, which Shares will be subject to the Performance Fee upon repurchase. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Operating Manager’s Performance Fee.

“Management Fee” has the meaning set forth in the Operating Agreement.

“Member” means a V Member or a Series Member.

“Membership List” means a list, in alphabetical order by name, setting forth the name, address and business or home telephone number of, and number and Type of Shares held by, each Member, and in which Series such Shares are held.

“NAV” means, for any Shares, the net asset value of such Shares, determined in accordance with Section 14.2.

“Nonrecourse Liability” has the meaning set forth in the Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 6.1.

“Operating Agreement” means the Investment Operating Agreement, dated as of May 3, 2024, by and among the Company and the Operating Manager, as amended, modified, revised or restated from time to time, and any similar agreement with a successor Operating Manager.

“Operating Expenses” means, with respect to the Company or a Series, payments, fees, costs and expenses and other liabilities and obligations resulting from, related to, associated with, arising from or incurred in connection with:

(i) (a) the discovery, evaluation, investigation, impact assessment, development, acquisition, consummation, structuring, ownership, maintenance, monitoring, hedging, portfolio and risk management or disposition of investments (including brokerage, sales and underwriting commissions, private placement, syndication, solicitation, fairness opinions, pricing and valuation (including appraisal), consulting, arranger, transaction, advisory, investment banking, custodial, depositary, trustee, transfer agent, record-keeping and administrative fees, clearing, settlement and bank charges, deposits (including earnest money deposits), consent or other third-party fees or payments, closing, execution and transaction costs, other fees, costs and expenses in respect of derivative contracts (including any payments under, and any margin expenses relating to, such derivative contracts or any posting of margin or collateral with respect to such derivative contracts), investment costs, and other closing, execution and transaction costs, travel and related expenses and other administrative fees, costs and expenses), (b) any indebtedness, credit facility, guarantee (including any payments made under, or required by, any non-recourse carve out guarantees, completion guarantees, equity commitment letters, environmental indemnities, hedging guarantees or guarantees made in order to facilitate or finance investments, including in respect of customary key principal, “bad acts” or other performance-related matters), line of credit, loan commitment, letter of credit, equity commitment letter, hedging guarantee or similar credit support or other indebtedness involving such Series or any investment (including any fees, costs and expenses incurred in obtaining, negotiating, entering into, effecting, maintaining, varying, refinancing or terminating such borrowings, indebtedness, guarantees or obligations and interest arising out of such borrowings and indebtedness and in respect of customary key principal, “bad acts” or other performance-related matters) and (c) attending conferences in connection with the evaluation of future investments or particular sector opportunities, organizational memberships with impact-focus groups and compliance with any impact initiatives or principles;

(ii) risk management assessments and analysis of such Series’ assets;

(iii) taxes and other governmental charges incurred or payable by such Series and taxes and other governmental charges incurred or payable by structuring or other investment vehicles through which such Series invests or formed for Shareholders of such Series (including any withholding taxes and entity-level taxes imposed on, with respect to, or otherwise borne by such Series or any structuring or other investment vehicle through which such Series invests or formed for Shareholders of such Series to the extent not allocated to one or more Shareholders);

(iv) any actuaries, accountants, advisors, auditors, administrators, brokers (including prime-brokers), consultants, counsel, custodians, appraisers, depositaries, valuation experts and other service providers that provide services to or with respect to such Series, and legal expenses incurred in connection with claims or disputes related to such Series or one or more investments;

(v) the engagement of professionals (including through Apollo) (including all costs and expenses on account of compensation and benefits of its employees) and any industry executives, advisors, consultants (including operating consultants, sourcing consultants and any other third-party consultants), operating executives, subject matter experts (or other persons acting in a similar capacity) who provide services to or in respect of such Series or its operating entities, or other subsidiaries or related Asset-Backed Finance Assets (including with respect to potential Asset-Backed Finance Assets) related to, among other things, (a) conducting due diligence or analysis on industry, geopolitical or other operational issues and (b) operational improvement initiatives relating to such subsidiaries or the related Asset-Backed Finance Assets, and developing and implementing such initiatives (including with respect to allocable overhead of Apollo, including all costs and expenses on account of compensation and benefits of its employees);

(vi) all fees, costs and expenses in connection with entities comprising Apollo, including those incurred in the organization, operation, maintenance, restructuring and dissolution of such vehicles;

(vii) obtaining research and other information for the benefit of such Series, including information service subscriptions, as well as the operation and maintenance of information systems used to obtain such research and other related information;

(viii) developing, implementing or maintaining computer software and technological systems for the benefit of such Series, its Shareholders or its investments;

(ix) premiums and fees for insurance (including costs, liabilities and expenses of any litigation, investigation, judgments or settlements paid in connection therewith) allocated to such Series by the Operating Manager (including Apollo’s group insurance policy, the Operating Manager’s, any general partners’, directors’ and officers’ liability or other similar insurance policies, errors and omissions insurance, financial institution bond insurance and any other insurance for coverage of liabilities to any person or entity that are incurred in connection with the activities of such Series);

(x) any governmental inquiry, investigation or proceeding or any litigation involving or otherwise applicable to such Series, the Operating Manager or any of its affiliates in connection with the activities of such Series or any investment, any subsidiaries, or any Asset-Backed Finance Assets or any potential Asset-Backed Finance Assets (including fees, costs and expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of any such inquiry, investigation, proceeding or litigation and the amount of any judgments, settlements or fines paid in connection therewith) and other extraordinary expenses related to such Series, any investment, subsidiary, asset-backed finance instrument or any potential investment, subsidiary or Asset-Backed Finance Assets (including fees, costs and expenses that are classified as extraordinary expenses under GAAP (as defined below));

(xi) assessing and reporting the sustainability, social and environmental impact and environmental, social and governance performance of investments and potential investments (including fees, costs and expenses payable to any third-party service provider or otherwise incurred in connection with designing, implementing and monitoring participation by Asset-Backed Finance Assets in compliance and operational “best practices” programs and initiatives, and compensation and benefits of Apollo employees engaged with respect thereto), all reports or information requests for one or more Shareholders, Apollo, consultants or the Board of Directors and any committees thereof (including all fees, costs and expenses incurred to audit such reports, provide access to a database or other internet forum and for any other operational, legal or secretarial expenses relating thereto or arising in connection with the distribution of same), and any other financial, tax, accounting, legal or fund administration reporting functions for the benefit of such Series or any investment vehicle utilized by such Series or structuring vehicle or subsidiary through which such Series invests (including expenses associated with any compliance with, filings in respect of, or other obligations related to or arising out of AEOI (as defined below), any “physical presence,” “substance” or similar mandates under the Organization for Economic Development’s Base Erosion and Profit Shifting Initiative or Luxembourg law with respect to such Series, its Operating Manager or other managing entities, compliance with the European Union’s Anti-Tax Avoidance Directives, DAC6 mandatory tax disclosure regime, or the United Kingdom’s UK MDR regime, and any holding company regime (including the United Kingdom’s “qualifying asset holding company regime”)), the preparation of financial statements, tax returns and U.S. Internal Revenue Service Schedules K-1 (or equivalents thereof) or Form 1099-DIV, Luxembourg Forms 200 (to the extent applicable) or any successors thereto or equivalents thereof in any jurisdiction, and the representation of such Series, any Series vehicle or the Series subsidiary in a tax audit (including by the “partnership representative” of Series II and any Series vehicle or Series subsidiary);

(xii) meetings of consultants, the Board of Directors and any committees thereof (including travel, accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such meetings), legal counsel, accountants, auditors, financial advisors or any other advisors or experts retained to assist the Operating Manager, each consultant or the Board of Directors or any committee thereof, as applicable, and other expenses incurred in connection with the activities of each consultant, the Board of Directors and its committees;

(xiii) meetings of the Operating Manager with any Shareholder(s) (including Travel and Related Expenses and other accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such meetings);

(xiv) such Series’ indemnification obligations (including those incurred in connection with indemnifying Indemnified Parties (as defined below), and advancing fees, costs and expenses incurred by any such Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification under the LLC Agreement );

(xv) complying with (or facilitating compliance with) any applicable law, rule or regulation (including legal fees, costs and expenses), regulatory filing or other expenses of such Series, the Operating Manager or Apollo, including any compliance, filings or other obligations related to or arising out of AIFMD or the European Markets Infrastructure Regulation (Regulation (EU) No 648/2012), as amended from time to time, in each case, involving or otherwise related to such Series but, for the avoidance of doubt, excluding any ordinary course of compliance, filings or other obligations imposed on the Operating Manager or Apollo under the Investment Advisers Act of 1940, as amended (such as the preparation and filing of the Operating Manager’s Form ADV), the Operating Manager or Apollo by the CSSF or by the United Kingdom Financial Conduct Authority, that, in either case, do not relate directly to the affairs of such Series;

(xvi) a default by a defaulting investor (but only to the extent not paid by the defaulting investor);

(xvii) a transfer of a Shareholder’s Shares or a Shareholder’s withdrawal or admission permissible or required under the LLC Agreement (but only to the extent not paid by the Shareholder or the purchaser, assignee, pledgee, charge, transferee or withdrawing investor, as applicable);

(xviii) any amendments, modifications, revisions or restatements to the constituent documents of such Series or the Operating Manager (other than any such amendments, modifications, revisions or restatements related solely to the affairs of the Operating Manager and not related to the affairs of such Series);

(xix) distributions to the Shareholders (including in respect of any distributions in kind or activities necessary or appropriate to give effect thereto) or administering withholding tax with respect thereto;

(xx) administering and operating such Series, preparing and maintaining the books and records of such Series, including internal costs that the Operating Manager may incur to produce such Series’ books and records, external costs in cases where the Operating Manager hires a third-party administrator to maintain such Series’ books and records and any costs of the Operating Manager to oversee and manage such third-party administrator;

(xxi) negotiating and entering into and compliance with any applicable Other Agreements, whether executed or not (which fees, costs and expenses may, in the sole discretion of the Operating Manager, be allocated solely to the investor(s) to which they relate) and “most favored nations” election processes in connection therewith;

(xxii) the winding up and termination of such Series;

(xxiii) all fees, costs and expenses incurred in connection with special purpose vehicles and subsidiaries of such Series or other investment structures (including any alternative investment vehicles and any platform entities used to facilitate one or more investments, including any real estate investment trust within the meaning of Section 856 of the Code, by such Series) to facilitate such Series’ investment activities, including those incurred in the organization, operation, maintenance, restructuring (including by way of a secondary transaction, strip sale or similar transaction to one or more third parties or other Apollo Clients, in each case, whether or not consummated), liquidation, winding-up and dissolution of such vehicles and including costs associated with establishing and maintaining a presence in certain jurisdictions (such as rent for office space, related overhead and employee salaries and benefits), unless, in each case, the Operating Manager determines, in its sole discretion, that such fees, costs and expenses should be allocated solely to the Shareholder(s) or other Apollo vehicles participating therein;

(xxiv) all fees, costs and expenses in connection with forming, organizing, maintaining, administering, operating and negotiation of Joint Ventures or Programmatic Acquisitions not otherwise borne at the level of such Joint Ventures or Programmatic Acquisitions;

(xxv) amounts incurred in connection with maintaining, administering and operating any entity that registers under AIFMD or any entity that serves as the alternative investment fund manager or general partner thereof or in a similar capacity (including rent, salaries and ancillary costs of such entities, and costs and expenses of service providers of such entities);

(xxvi) amounts paid in respect of the services provided by, or overhead of, the Operating Manager to the Company or either Series, which will include an arm’s-length net profit margin thereon determined in accordance with applicable transfer pricing standards;

(xxvii) such Series’ allocable portion of any performance fee, management fees or other similar fees, costs and expenses or compensation (including expense reimbursement), in each case, directly or indirectly, payable by or allocable to Joint Ventures or Programmatic Acquisitions of such Series, any special purpose vehicle, any subsidiary or any Asset-Backed Finance Asset;

(xxviii) to the extent agreed by the Operating Manager in its sole discretion, all (a) organizational expenses and operating expenses of or with respect to and (b) servicing fees payable to the sponsor of, or placement agent engaged with respect to (but not, for the avoidance of doubt, the placement fees payable to), a joint venture partner that is sponsored or managed by a placement agent, bank, consultant or any affiliate thereof and which placement agent, bank, consultant or any related party thereof is entitled to receive placement fees in connection with or as a result of placing investors indirectly into the Company or a Series through such joint venture partner; and

(xxix) allocable costs of legal, finance and other support personnel of Apollo, the Operating Manager or their affiliates in connection with the operations and management of the Company and the Series.

“Operating Manager” means Apollo Manager, LLC, a Delaware limited liability company and a wholly owned subsidiary of Apollo, or any other Person designated from time to time as the “Manager” of the Company pursuant to the Operating Agreement.

“Organizational and Offering Expenses” means organizational and offering expenses in connection with the formation and organization of the Company and the Series, and the offering of Shares to investors, including legal, accounting, printing, mailing and filing fees and expenses, taxes, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design, website and electronic database expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging and meals and other similar fees, costs and expenses but excluding upfront selling commissions, dealer manager fees and the combined annual distribution fees and shareholder servicing fees.

“Other Agreement” means any agreement (other than this Agreement, the Series Agreement and any Subscription Agreement) to or with one or more Shareholders that is applicable to the Company.

“P-I Shares” means, collectively, Series I P-I Shares and Series II P-I Shares.

“P-S Shares” means, collectively, Series I P-S Shares and Series II P-S Shares.

“Partnership Representative” is defined in Section 9.7(a).

“Percentage Interest” means, unless specifically provided otherwise, the percentage ownership interest of any Shareholder in a Series determined at any time by dividing the number of Shares (other than V Shares) owned by a Shareholder by the total outstanding Shares (other than V Shares) owned by all Shareholders in such Series. If specifically provided, the determination of a Shareholder’s Percentage Interest may be made on a Type-by-Type basis by dividing the number of Shares of a particular Type owned by a Shareholder by the total outstanding Shares of such Type owned by all Shareholders.

“Performance Fee” has the meaning set forth in the Operating Agreement.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

“Plan” means (i) “employee benefit plans” within the meaning of Section 3(3) of ERISA that are subject to Part 4 of Subtitle B of Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. federal, state or local or non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii).

“Portfolio Asset” means any Person or asset in which the Company or a Series owns or has made, directly or indirectly, any investment.

“PPM” means the Company’s Confidential Private Placement Memorandum, as amended or supplemented from time to time.

“Private Offering” means a continuous private offering of the Shares to (i) “accredited investors” (as defined in Regulation D under the Securities Act) and (ii) in the case of Shares sold outside the United States, to Persons that are not “U.S. persons” (as defined in Regulation S under the Securities Act) in reliance on exemptions from the registration requirements of the Securities Act.

“Programmatic Acquisition” means one or more Asset-Backed Finance Assets which is both (i) designated as a Programmatic Acquisition by the Operating Manager, either at the time of the applicable acquisition or thereafter in connection with a subsequent acquisition that will comprise part of such Programmatic Acquisition; and (ii) made in connection with a programmatic Joint Venture, platform Joint Venture, series Joint Venture, asset acquisition/build up strategy and/or other operating platform, arrangement, company or business established in connection with developing, sourcing or operating opportunities. For the avoidance of doubt, Programmatic Acquisitions may include: (a) multiple ventures or platforms investing in the same asset-backed finance industry segment, (b) portfolios of Asset-Backed Finance Assets that are related or in the same asset-backed finance industry segment, (c) multiple ventures or platforms with the same operating or developer partner investing in different asset-backed finance industry segments and (d) portfolios of Asset-Backed Finance Assets which are part of the same investment strategy.

“Regulatory Allocations” is defined in Section 9.3(e).

“REIT” means an entity that is or is intended to be taxable as a “real estate investment trust” under Section 856 of the Code.

“REIT Subsidiary” has the meaning set forth in Section 20.1.

“REIT Subsidiary Agreement” means the organizational documents of a REIT Subsidiary.

“Repurchase Arrangement” means the Repurchase Arrangement, attached hereto as Schedule E, as adopted by the Board of Directors from time to time with respect to the Company’s repurchase of Apollo Shares, as such arrangement may be amended, modified, revised or restated from time to time.

“Repurchase Plan” means the Share Repurchase Plan, attached hereto as Schedule A, as amended, modified, revised or restated from time to time.

“S Shares” means, collectively, Series I S Shares and Series II S Shares.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Series” means, together, Series I and Series II.

“Series Agreement” means, the Series I Series Agreement or the Series II Series Agreement, as context requires in the forms attached hereto as Exhibit A. Together, they are referred to as the “Series Agreements”.

“Series I” means Apollo Asset Backed Credit Company LLC - Series I, a registered series of the Company.

“Series I A-I Shares” means the A-I Shares of Series I.

“Series I A-II Shares” means the A-II Shares of Series I.

“Series I Apollo Shares” means the Series I E Shares and the Series I V Shares.

“Series I E Shares” means the E Shares of Series I.

“Series I F-I Shares” means the F-I Shares of Series I.

“Series I F-S Shares” means the F-S Shares of Series I.

“Series I I Shares” means the I Shares of Series I.

“Series I Investor Shares” means the Series I S Shares, the Series I I Shares, the Series I T-S Shares, the Series I T-I Shares, the Series I P-S Shares, the Series I P-I Shares, the Series I F-S Shares, the Series I F-I Shares, the Series I A-I Shares and the Series I A-II Shares.

“Series I P-I Shares” means the P-I Shares of Series I.

“Series I P-S Shares” means the P-S Shares of Series I.

“Series I S Shares” means the S Shares of Series I.

“Series I T-I Shares” means the T-I Shares of Series I.

“Series I T-S Shares” means the T-S Shares of Series I.

“Series I V Shares” means the V Shares of Series I.

“Series II” means Apollo Asset Backed Credit Company LLC - Series II, a registered series of the Company.

“Series II A-I Shares” means the A-I Shares of Series II.

“Series II A-II Shares” means the A-II Shares of Series II.

“Series II Apollo Shares” means the Series II E Shares and the Series II V Shares.

“Series II BD Shares” means the BD Shares of Series II.

“Series II E Shares” means the E Shares of Series II.

“Series II F-I Shares” means the F-I Shares of Series II.

“Series II F-S Shares” means the F-S Shares of Series II.

“Series II I Shares” means the I Shares of Series II.

“Series II Investor Shares” means the Series II S Shares, the Series II I Shares, the Series II T-S Shares, the Series II T-I Shares, the Series II P-S Shares, the Series II P-I Shares, the Series II F-S Shares, the Series II F-I Shares, the Series II BD Shares, the Series II A-I Shares and the Series II A-II Shares.

“Series II Loss” for any period means all items of Series II loss, deduction and expense for such period determined according to Section 8.3.

“Series II Minimum Gain” means “partnership minimum gain” as defined in the Treasury Regulations Section 1.704-2(b)(2) and as computed in accordance with the Treasury Regulations Section 1.704-2(d).

“Series II P-I Shares” means the P-I Shares of Series II.

“Series II P-S Shares” means the P-S Shares of Series II.

“Series II Profit” for any period means all items of Series II income and gain for such period determined according to Section 8.3.

“Series II S Shares” means the S Shares of Series II.

“Series II Shareholder” means a Shareholder of Series II.

“Series II Shareholder Nonrecourse Debt” means “partner nonrecourse debt” as defined in the Treasury Regulations Section 1.704-2(b)(4).

“Series II Shareholder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Series II Shareholder Nonrecourse Debt, equal to the Series II Minimum Gain that would result if such Series II Shareholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the Treasury Regulations Section 1.704-2(i)(3).

“Series II Shareholder Nonrecourse Deductions” means “partnership nonrecourse deductions” as defined in Treasury Regulations Section 1.704-2(i)(1) and as computed in accordance with the Treasury Regulations Section 1.704-2(i)(2).

For any Taxable Year or other period, the amount of Series II Shareholder Nonrecourse Deductions with respect to a Series II Shareholder Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Series II Shareholder Nonrecourse Debt Minimum Gain attributable to such Series II Shareholder Nonrecourse Debt over the aggregate amount of any distributions during such year to the Series II Shareholder that bears the economic risk of loss for such Series II Shareholder Nonrecourse Debt to the extent such distributions are from proceeds of such Series II Shareholder Nonrecourse Debt and are allocable to an increase in Series II Shareholder Nonrecourse Debt Minimum Gain, determined according to the provisions of the Treasury Regulations Section 1.704-2(i)(2).

“Series II T-I Shares” means the T-I Shares of Series II.

“Series II T-S Shares” means the T-S Shares of Series II.

“Series II V Shares” means the V Shares of Series II.

“Series Member” means the Sole Member, the V Members and any other Person admitted as an additional member of the Company associated with a Series or a substitute member of the Company associated with a Series pursuant to the provisions of this Agreement, each in its capacity as a member of the Company associated with such Series.

“Shareholder List” means a list, in alphabetical order by name, setting forth the name, address and business or home telephone number of, and number and Type of Shares held by, each Shareholder, and in which Series such Shares are held.

“Shareholders” means the holders of record of Shares in Series I or Series II, in their capacity as holders of Shares of the applicable Series. Unless otherwise admitted to the Company generally or as a member of the Company associated with a particular Series in accordance with the terms of this Agreement, a Shareholder is not a member of the Company generally or a member of the Company associated with a Series.

“Shares” is defined in Section 7.3(a). Shares may be Investor Shares or Apollo Shares. For the avoidance of doubt, Shares shall constitute economic interests in a Series and shall not confer on any holder thereof any limited liability company interest in the Company generally or in any other Series or otherwise entitle the holder thereof to the rights of a member of the Company under this Agreement or the Act.

“Subscription Agreement” means the document that a Person who buys Shares of a Series must execute and deliver with full payment for the Shares; provided, however, that a E Shareholder may not be required to execute and deliver a Subscription Agreement in connection with such E Shareholder’s acquisition of E Shares.

“Subsidiary” means, with respect to any Person, as of the date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Assets.

“Substitute Member” means any Assignee of Shares who is admitted to the Company as a Member pursuant to Section 10.4 of this Agreement.

“T-I Shares” means, collectively, Series I T-I Shares and Series II T-I Shares.

“T-S Shares” means, collectively, Series I T-S Shares and Series II T-S Shares.

“Taxable Year” means with respect to each Series, the calendar year, unless otherwise required by Section 706 the Code with respect to Series II, or such other date as determined by the Board of Directors.

“Tender Offer” means a Series’ written offer to repurchase Shares from Shareholders (other than pursuant to the Repurchase Plan), on such terms and conditions as the Board of Directors may determine from time to time and in its complete and exclusive discretion.

“Total Return” with respect to any Shares for any period since the end of the prior calendar year shall equal the sum of:

i. all distributions accrued or paid (without duplication) on such Shares; plus

ii. the change in aggregate NAV of such Shares since the beginning of the year, before giving effect to (w) applicable taxes for the year, (x) changes resulting solely from the proceeds of issuances of additional Shares, (y) any fee/accrual to the Performance Fee and (z) applicable combined annual distribution fee and shareholder servicing fee expenses (including any payments made to us for payment of such expenses) allocable to such Shares.

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of any relevant Shares issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Shares.

“Travel and Related Expenses” means all travel fees, costs and expenses (which may include use of private aircraft by investment professionals employed by Apollo but charged to each Series at a comparable first-class commercial airline rate), accommodations, meals, events and entertainment.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Type” means S Shares, I Shares, T-S Shares, T-I Shares, P-S Shares, P-I Shares, F-S Shares, F-I Shares, BD Shares, A-I Shares, A-II Shares, E Shares, V Shares and any other type of Shares that the Board of Directors may authorize from time to time pursuant to this Agreement.

“V Member” means Apollo Principal Holdings, as the initial member of the Company associated with each Series owning V Shares, and includes any Person admitted as an additional member of the Company associated with a Series or a substitute member of the Company associated with a Series pursuant to the provisions of this Agreement, that owns V Shares, each in its capacity as an owner of V Shares, and a member of the Company associated with such Series.

“V Shareholder” means a Shareholder holding V Shares pursuant to the provisions of this Agreement, in each case in its capacity as a V Shareholder and for so long as such Person continues to hold V Shares.

“V Shares” means, collectively, Series I V Shares and Series II V Shares.

ARTICLE III

POWERS AND PURPOSE

Section 3.1 Purpose. The purpose of the Company and, unless otherwise provided in the Series Agreement of a Series, each Series, is to engage, directly or indirectly, in any business activity that that may be engaged in by a limited liability company formed under the Act, as such business activities may be determined by the Board of Directors from time to time. The Company and each Series intends to operate its business in a manner permitting it to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and, notwithstanding anything in this Agreement, the Board of Directors is authorized to cause the Company and each Series to take any action in connection with maintaining such exemption without the consent of any other Person.

Section 3.2 Tax Treatment.

(a) The Company will be treated as a disregarded entity for U.S. federal income tax purposes.

(b) Series I has elected pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes. The parties hereto intend that Series I shall be treated as a corporation for U.S. federal and, if applicable, state income tax purposes, and the Members, each Shareholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment; provided, however, the Board of Directors may, in its sole discretion and without the consent of any other Person, cause Series I to be treated as a partnership or otherwise to be taxed as a partnership for U.S. federal income tax purposes and, if applicable, state income tax purposes.

(c) Series II will be treated as a partnership for federal income tax purposes. The parties hereto intend that Series II shall be treated as a partnership for U.S. federal and, if applicable, state income tax purposes, and the Members, each Shareholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment; provided, however, the Board of Directors may, in its sole discretion and without the consent of any other Person, cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and, if applicable, state income tax purposes.

Section 3.3 Authority.

(a) By executing the Subscription Agreement and subscribing for Shares, each Shareholder and Member hereby agrees to be bound by the terms of this Agreement, each Series Agreement and any amendments or supplements thereto or cancellations thereof, and authorizes and appoints with full power of substitution as such Shareholder’s or Member’s true and lawful agent and attorney-in-fact, with full power and authority in such Shareholder’s or Member’s name, place and stead, the Operating Manager, the Company and the Series in which such or Shareholder or Member has subscribed for Shares, and each of their authorized officers and attorneys-in-fact, as the case may be, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices, as may be required or advisable under the laws of the State of Delaware or any other applicable jurisdiction:

(i) any and all certificates, instruments, agreements or other documents, whether related to this Agreement or otherwise, and any amendment of any thereof (including amendments reflecting the addition of any Person as a Shareholder or Member or any admission or substitution of other Shareholders or Members or the Capital Contribution made by any such Person or by any Shareholder or Member) and any other document, certificate or instrument required to be executed and delivered, at any time, in order to reflect the admission of any Member (including any Substitute Member) or the transfer of any Shares;

(ii) any other document, certificate or instrument required to reflect any action of the Shareholders or Members duly taken in the manner provided for in this Agreement, whether or not such Shareholder or Member voted in favor of or otherwise consented to such action;

(iii) any other document, certificate or instrument that may be required by any regulatory body or other agency or the applicable laws of the United States, any state or any other jurisdiction in which the Company or any Series is doing or intends to do business or that the Board of Directors or the Operating Manager deems necessary or advisable;

(iv) any certificate of cancellation of the Certificate, the Series I Certificate or the Series II Certificate, as applicable, that may be reasonably necessary to effect the termination of the Company or a Series;

(v) any instrument or papers required to terminate the business of the Company or a Series pursuant to Article XVIII hereof; provided, however, that no such attorney-in-fact shall take any action as attorney-in-fact for any Shareholder or Member if such action could in any way increase the liability of such Shareholder or Member beyond the liability expressly set forth in this Agreement or alter the rights of such Shareholder or Member under Article XI, unless (in either case) such Shareholder or Member has given a power of attorney to such attorney-in-fact expressly for such purpose;

(vi) all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Company determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Shareholders or Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement or the Series Agreements; provided, that when required by Article XI or any other provision of this Agreement that establishes a percentage of the Shareholders or Members or of the Shareholders or Members holding any Type of Shares required to take any action, the Operating Manager and the Company, and each of their authorized officers and attorneys-in-fact, as the case may be, may exercise the power of attorney made in this Section 3.3 only after the necessary vote, consent, approval, agreement or other action of the Shareholders or Members, generally or holding such Type of Shares; and

(vii) all elections, in the sole discretion of the Board of Directors, for U.S. federal, state, local and non-U.S. tax matters in respect of, or on behalf of, the Company or any Series.

(b) Nothing contained in this Section 3.3 shall be construed as authorizing the Operating Manager, the Company or any Series, or each of their authorized officers or attorneys-in-fact, as the case may be, to amend, change or modify this Agreement except in accordance with Article XVII or as may be otherwise expressly provided for in this Agreement.

(c) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Shareholder or Member and the transfer of all or any portion of such Shareholder’s or Member’s Shares and shall extend to such Shareholder’s and Member’s heirs, successors, assigns and personal representatives. Each Shareholder and Member hereby agrees to be bound by any representation made by the Operating Manager or the Company, and each of their authorized officers or attorneys-in-fact, as the case may be, acting in good faith pursuant to such power of attorney; and each Shareholder and Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Operating Manager, the Company or any Series, and each of their authorized officers or attorneys-in-fact, as the case may be, taken in good faith under such power of attorney in accordance with this Section 3.3.

(d) Each Shareholder and Member hereby agrees to execute and deliver to the Company promptly after receipt of the Company’s written request therefore, such other and further statements of interest and holdings, designations, and further statements of interest and holdings, designations, powers of attorney and other instruments that the Company deems necessary to comply with any laws, rules or regulations relating to the Company’s or the Series’ activities.

ARTICLE IV

RESIDENT AGENT AND PRINCIPAL OFFICE

The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the registered agent at such address is Corporation Service Company. The address of the principal office of the Company and each Series is 9 West 57th Street, 42nd Floor, New York, New York 10019. The Company and each Series may have such other offices or places of business as the Board of Directors may from time to time determine.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Powers.

(a) Except as otherwise expressly provided in this Agreement, the Board of Directors shall have complete and exclusive discretion to manage the business and affairs of the Company and each Series and is authorized to and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes, investment policies and business of the Company and each Series. No Member or Shareholder, by reason of its status as such, shall have any authority to act for or bind the Company or either Series but shall have only the right to vote on or approve the actions specified herein or in a Type Designation to be voted on or approved by the Members or the Shareholders (only if a matter is specifically submitted to a shareholder vote) or a specified Type or Types thereof (if such Member or Shareholder owns Shares of that Type or Types), and shall have no other right to vote with respect to the Company, whether otherwise arising under the Act or at law, in equity or otherwise. For the avoidance of doubt, only Shareholders holding V Shares are permitted to vote with respect to the Company or a Series, including the election of all Directors. Shareholders holding other Types of Shares may only vote if the Board of Directors has specifically called for their vote in order to cleanse a conflict, in which case their vote is limited to only that matter.

(b) The Company and each Series shall have such Officers as are provided for in Article VI. The Board of Directors may appoint, employ, or otherwise contract with such other Persons for the transaction of the business of the Company or the Series or the performance of services for or on behalf of the Company or the Series as it shall determine in its sole discretion. The Board of Directors may delegate to the Operating Manager, any committee comprised in whole or in part of Directors, any Officer or Officers of the Company or a Series, or to any such other Person or Persons such authority to act on behalf of the Company or the Series as the Board of Directors may from time to time deem appropriate in its sole discretion.

(c) Except as otherwise provided by the Board of Directors, when the taking of such action has been authorized by the Board of Directors, the Operating Manager, any officer of the Company, any officer of a Series, or any other Person specifically authorized by the Board of Directors, may execute any contract or other agreement or document on behalf of the Company or such Series and may execute on behalf of the Company or such Series and file with the Secretary of State of the State of Delaware any certificates or filings provided for in the Act.

Section 5.2 Number and Classification; Director Agreement.

(a) Initially, the Board of Directors has six members (the “Directors”), including three Independent Directors and three non-Independent Directors, appointed by V Shareholders holding a majority of the outstanding V Shares. The number of Directors may be increased or decreased from time to time by V Shareholders holding a majority of the outstanding V Shares; provided, however, that, the number of non-Independent Directors shall not exceed the number of Independent Directors.

(b) The names of the Directors are set forth in the books and records of the Company and each Series.

(c) Except as otherwise provided by law or by this Agreement, Directors shall hold office until their successors are elected and duly qualified or until their earlier death, disability, resignation or removal.

Section 5.3 Resignations.

(a) Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Board of Directors. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Board of Directors of such resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Notwithstanding anything in the Agreement or other agreement, document or understanding to the contrary, any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by V Shareholders holding a majority of the outstanding V Shares without the consent of the Board of Directors or any other Person.

Section 5.4 Vacancies. Unless otherwise required by law, (i) any newly created directorships on the Board of Directors resulting from any increase in the authorized number of Directors may only be filled by the affirmative vote of (A) a majority of the Directors in office; provided that a quorum is present or (B) V Shareholders holding a majority of the outstanding V Shares, and any vacancy on the Board of Directors may only be filled by the affirmative vote of (A) a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director or (B) V Shareholders holding a majority of the outstanding V Shares, (ii) any Director elected to fill a vacancy shall have the same remaining term as that of such Director’s predecessor any until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal, and (iii) if there are no Directors in office, then the Directors may be appointed by the consent of V Shareholders holding a majority of the outstanding V Shares.

Section 5.5 Regular Meetings. The Board of Directors may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 5.6 Special Meetings. Special meetings of the Board of Directors may be called by either the chairperson of the Board of Directors, the Lead Independent Director, the chief executive officer of the Company, the chief executive officer of a Series, or, upon a resolution adopted by the Board of Directors, by the Secretary (or other officer of the Company or a Series if the Secretary is unavailable) on twenty-four (24) hours’ notice to each Director, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic communication or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any Director, however, if waived by such Director in writing or by electronic transmission, or if such Director shall be present at such meeting, except if the Director attends the meeting for the express purposes of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.7 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence at such meeting.

Section 5.8 Quorum; Voting. At all meetings of the Board of Directors, a majority of the Directors then in office (but not fewer than one-third of the total number of authorized Directors (assuming no vacancies)) shall constitute a quorum for the transaction of business. At all meetings of any committee of the Board of Directors, the presence of a majority of Directors who are the authorized voting members of such committee (assuming no vacancies) shall constitute a quorum. Except as otherwise provided in this Agreement, the vote of a majority of the Directors or voting committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement of the meeting. If a Director elects to abstain from voting on any matter in which he or she has a conflict of interest, the vote of a majority of the then total number of Directors who have not so abstained shall be the act of the Board of Directors.

Section 5.9 Organization. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors. The Board of Directors may appoint a “Chair” or “Chairperson”, “Vice-chairperson”, and “Secretary” of the Board of Directors. If the Chairperson appointed by the Board of Directors is not an Independent Director, the Board of Directors shall appoint one of its members who qualifies as an Independent Director to serve as “Lead Independent Director.” The Lead Independent Director shall preside over each executive session of the Independent Directors and have and perform such other duties as provided herein or as may be from time to time assigned by the Board of Directors and in accordance with the terms and conditions of this Agreement. At each meeting of the Board of Directors, the Chairperson of the Board of Directors, or in the Chairperson of the Board of Directors’ absence, the Lead Independent Director, or in the Lead Independent Director’s absence, a Director chosen by a majority of the Directors present, shall act as chairperson of the meeting. The Secretary shall act as secretary of each meeting of the Board of Directors. In case the Secretary of the Board of Directors shall be absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 5.10 Action Without a Meeting. Any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be by the members of the Board of Directors or of such committee having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members of the Board of Directors or of such committee entitled to vote thereon were present and voted.

Section 5.11 Committees.

(a) The Board of Directors may designate one (1) or more committees consisting of one (1) or more Directors or other persons, which, to the extent provided in such designation or otherwise delegated by the Board of Directors, shall have and may exercise, subject to the provisions of the Act and this Agreement, the powers and authority of the Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by the Board of Directors. A majority of the total number of members of such committee (assuming no vacancies) may fix the time and place, if any, of its meetings and specify what notice thereof, if any, shall be given unless the Board of Directors shall otherwise provide. The Board of Directors shall have the power to change the members of any such committee at any time, to fill vacancies, and to discharge any such committee, either with or without cause, at any time. The Secretary shall act as Secretary of any committee, unless otherwise provided by the Board of Directors or the committee.

(b) The Board of Directors shall have an Audit Committee. Such committee shall have and exercise such power and authority as the Board of Directors shall specify from time to time. Upon consideration of the criteria contained in Section 10A(m)(3) and Rule 10A-3(b)(1) of the Exchange Act, and Section 303A of the NYSE Listed Company Manual, in each case including any amendments, replacements or successors thereto, each Director that is a member of such committee shall be an Independent Director. Each Director that is a member of such committee shall be “financially literate” as defined in Section 303A.07 of the NYSE Listed Company Manual, including any amendments, replacements or successors thereto.

Section 5.12 Committee Observers. Any committee created by the Board of Directors may from time to time designate one or more individuals as observers of such committee (each, an “Observer”). Subject to the terms of this Agreement, any Observer designated by a committee of the Board of Directors may be removed at any time with or without cause by a majority of the voting members of such committee. The designation of any individual as an Observer may be subject to policies and procedures that the applicable committee may from time to time prescribe and each Observer, by virtue of accepting his or her designation as such, agrees to be bound by the terms of this Agreement and each Series Agreement and to maintain the confidentiality of all information such Observer obtains in connection with their designation or service as such (and, in connection therewith, to execute an agreement regarding the disclosure and use of confidential information and containing such other provisions regarding the Observer’s conduct in such form as may be provided to such Observer by the Company). Each Observer shall have such rights to attend meetings of the applicable committee and receive notices and materials provided to such committee as may be determined from time to time by such committee; provided that any Observer may be excluded from any meeting or portion thereof, and that the Observer need not be given any notices, information or reports provided to the members of the applicable committee or other information or materials related thereto if (i) a majority of the members of such committee or (ii) the officer responsible for providing the notice, information or reports to such committee determines (x) that excluding the Observer or failing to give such notice, information or reports to such Observer is necessary or advisable to (1) preserve attorney-client, work product or similar privilege, (2) comply with the terms and conditions of confidentiality agreements with third parties or (3) comply with applicable law or (y) there exists, with respect to the subject of a meeting or the notices, information or reports provided to such committee, an actual or potential conflict of interest between the applicable committee, the Board of Directors or any other committee, the Company or a Series, on the one hand, and such Observer, on the other hand. The rights of the Observers shall be limited to the rights expressly provided by the applicable committee (as may be further limited by this Agreement or any agreement between the Company and/or the Series and the Observer and/or its affiliates), and no Observer shall have any rights as a Director or member of any committee of the Board of Directors under this Agreement, the Act, any such agreement or otherwise. For the avoidance of doubt, each Observer shall: (i) not be counted for purposes of determining whether a quorum is present at any meeting of any committee; (ii) not have the right to vote on any matter brought before a meeting of any committee or to participate in any action by consent in lieu of a meeting of any committee (and no vote or consent of any Observer shall be required for purposes of determining whether any matter has been approved by a committee); and (iii) shall not be entitled to any other rights or powers of Directors or members of any committee under this Agreement, the Act, applicable law or any agreement to which the Company or a Series is a party. Any Observer may resign as such at any time by delivering notice in writing or by electronic transmission of such resignation to the Company and the Series. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Company.

ARTICLE VI

OFFICERS

Section 6.1 Appointment, Selection and Designation of Officers. The Board of Directors may, from time to time as it deems advisable, select natural persons who are employees or agents of the Corporate Group Members and designate them as officers of the Company and the Series (“Officers”) and assign titles (including, without limitation, “chief executive officer,” “president,” “chief operating officer,” “chief financial officer,” “chief investment officer,” “chief administrative officer,” “chief compliance officer,” “principal accounting officer,” “chairperson,” “senior chairperson,” “executive vice chairperson,” “vice chairperson,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director” and “director”) to any such persons. Unless otherwise specifically provided by the Board of Directors, any Officer of the Company shall also be an Officer of each Series with the same title. An Officer may be removed with or without cause by the Board of Directors. The removal of any Officer as an officer of the Company shall also constitute the removal of such Officer as an officer of each Series and as a member of any committee that such Officer is a member of, in their capacity as an Officer. Any vacancies occurring in any office may be filled by the Board of Directors in the same manner as such Officer is appointed and selected pursuant to this Section 6.1.

Section 6.2 Delegation of Duties. Unless the Board of Directors determines otherwise, if a title is one commonly used for officers of a corporation incorporated under the DGCL, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office with respect to the Company and each Series. The Board of Directors may delegate to any Officer any of the powers and authority of the Board of Directors to the extent permitted by applicable law, including the power to bind the Company and the Series. Any delegation pursuant to this Section 6.2 may be revoked at any time by the Board of Directors.

Section 6.3 Officers as Agents. The Officers, to the extent of their powers set forth under applicable law or this Agreement or otherwise vested in them by action of the Board of Directors not inconsistent with applicable law or this Agreement, are agents of the Company and each Series for the purpose of the Company’s and each Series’ business and the actions of the Officers taken in accordance with such powers shall bind the Company and the applicable Series.

ARTICLE VII

SHARES; CAPITAL CONTRIBUTIONS

Section 7.1 Members. Apollo Principal Holdings is the sole member of the Company generally and the sole member of the Company associated with each Series.

Section 7.2 Series.

(a) Each of Series I and Series II has previously been formed as a registered series of limited liability company interests or assets in or of the Company within the meaning of Section 18-218 of the Act. The terms of each Series shall be as set forth in this Agreement and in a separate Series Agreement for each Series as previously executed and attached hereto to as Exhibit A and incorporated herein by reference, but with any changes therein that the Board of Directors may determine in its sole discretion. Except as expressly provided otherwise in this Agreement, (i) the terms and provisions of a Series Agreement may have the effect of altering, supplementing and amending the terms and provisions hereof, and (ii) to the extent that any of the terms or provisions of a Series Agreement conflict with any of the terms or provisions of this Agreement as applied to the relevant Series, the terms or provisions of such Series Agreement shall control with respect to such Series.

(b) No debt, liability, obligation or expense of a Series shall be a debt, liability, obligation or expense of any other Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets of such Series only and not against any other assets of the Company generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of such Series. The records maintained for each Series shall account for the assets associated with such Series separately from the other assets of the Company, or any other Series, and assets associated with a Series may be held, directly or indirectly, including in the name of such Series, in the name of the Company, through a nominee or otherwise. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of such assets is objectively determinable, will be deemed to account for the assets associated with such Series separately from the other assets of the Company or any other Series. The Board of Directors and the Company shall not commingle the assets of one Series with the assets of any other Series or the assets, if any, of the Company, generally. The Board of Directors may allocate assets, debts, liabilities, expenses or other obligations of the Company generally among the Series in such percentages and proportions as the Board of Directors may determine.

(c) The Board of Directors may cause the Company and any Series to allocate any property to any Series. Any person or entity issued Shares shall be bound by the terms of this Agreement upon its execution of an instrument signifying its agreement to be bound by the terms of this Agreement which instrument may be a Subscription Agreement.

Section 7.3 Shares

(a) The equity interests in each Series shall be represented by the “Share” or “Shares” held by the Shareholders and Members in the Company associated with such Series. For the avoidance of doubt, Shares shall constitute economic interests in a Series and shall not confer on any holder thereof any limited liability company interest in the Company generally or in any other Series, or otherwise entitle the holder thereof to the rights of a member of the Company generally or associated with a Series. The Shares of Series I shall be divided into ten Types of Investor Shares and two Types of Apollo Shares, the Shares of Series II shall be divided by eleven Types of Investor Shares and two Types of Apollo Shares. Notwithstanding any other provision of this Agreement, including Article XVII, Types of Investor Shares shall be subject to such sales loads, servicing fees, distribution fees, dealer manager fees, commissions, other fees, and minimum investment requirements described below, as may be determined by the Board of Directors from time to time in its sole discretion and set forth in the Company’s Confidential Private Placement Memorandum.

(b) Investor Shares will be offered monthly on a continuous basis at NAV per Share. There shall be ten Types of Investor Shares in Series I: (i) Series I S Shares, (ii) Series I I Shares, (iii) Series I T-S Shares, (iv) Series I T-I Shares, (v) Series I P-S Shares, (vi) Series I P-I Shares, (vii) Series I F-S Shares, (viii) Series I F-I Shares, (ix) Series I A-I Shares, and (x) Series I A-II Shares. There shall be eleven Types of Investor Shares in Series II: (i) Series II S Shares, (ii) Series II I Shares, (iii) Series II T-S Shares, (iv) Series II T-I Shares, (v) Series II P-S Shares, (vi) Series II P-I Shares, (vii) Series II F-S Shares, (viii) Series II F-I Shares, (ix) Series II BD Shares, (x) Series II A-I Shares, and (xi) Series II A-II Shares.

(c) Founder Shares will be offered to investors during the Initial Offer Period, and thereafter only (a) in connection with the DRIP and (b) to clients of designated Founder Intermediaries. The Company reserves the right to extend the Initial Offer Period in its sole discretion. If a Founder Intermediary later becomes designated as an Anchor I Intermediary, the Founder Shares of such financial intermediary’s client Shareholders will, as soon as practical, be exchanged for A-I Shares without any further action by such Shareholders. Following the Initial Offer Period, Founder Intermediaries will be determined based on whether the net proceeds received by the Company on an aggregate basis across all share types and Series by the end of the Initial Offer Period are over $100 million, unless such minimum Founder Shares holding requirement is waived by the Company or the Dealer Manager in their sole discretion. A holder of Founder Shares as of the end of the Initial Offer Period that is a client of a non-Founder Intermediary will keep those Shares at their lifetime preferential fee rates but such client may not acquire additional Founder Shares except in connection with the DRIP. The minimum Founder Shares holding requirement does not apply to purchases made by holders of Founder Shares under the DRIP.

(d) Anchor Shares will be offered during the Initial Offer Period to clients of certain financial intermediaries that have been designated as Anchor Intermediaries. Anchor I Intermediaries will be determined based on whether the net proceeds on an aggregate basis across all share types and Series received by the Company from such intermediary’s clients at any point before the end of the Initial Offer Period total more than $250 million, unless such minimum A-I Shares holding requirement is waived by the Company or the Dealer Manager in their sole discretion. Anchor II Intermediaries will be certain intermediaries designated at the sole discretion of the Company or the Dealer Manager. The Anchor Shares will only be offered (a) in connection with the DRIP and (b) (x) for A-I Shares, to clients of Anchor I Intermediaries, and (y) for A-II Shares, to clients of Anchor II Intermediaries.

(e) Initially, there shall be two Types of Apollo Shares in each Series: (i) Series I E Shares and Series II E Shares, respectively, and (ii) Series I V Shares and Series II V Shares, respectively. Notwithstanding any other provision of this Agreement, including Article XVII, Types of Apollo Shares shall be subject to such sales loads, servicing fees, distribution fees, dealer manager fees, commissions, other fees, and minimum investment requirements described below, as may be determined by the Board of Directors from time to time in its sole discretion and set forth in the PPM.

Section 7.4 Establishment of New Types; Authorized Shares

(a) In addition to the S Shares, I Shares, T-S Shares, T-I Shares, P-S Shares, P-I Shares, F-S Shares, F-I Shares, BD Shares, A-I Shares, A-II Shares, E Shares and V Shares, the Board of Directors may, without the consent of any other Person, cause each Series to (i) create additional Types of Investor Shares having such terms, rights, designations, preferences, powers and duties (which rights or powers may be senior to existing Types of Shares), as the Board of Directors shall determine, including, without limitation: (A) the right of any such Type of Shares to share in Series distributions; (B) the allocation to any such Type of Shares of items of Series income, gains, losses, deductions and credits; (C) the rights of any such Type of Shares upon dissolution of the Company or the applicable Series; and (D) the right of any such Type of Shares to vote on matters relating to the Company, the Series and this Agreement and, (ii) issue Investor Shares of any Type, for such consideration, if any, as the Board of Directors may deem appropriate. The Shareholders understand and agree that rights afforded to any additional Type of Shares (including, without limitation, rights to Company and Series distributions) may be senior to and result in a reduction and/or dilution in the rights of then outstanding Shares. In connection with the creation of any additional Type of Shares, the Board of Directors shall, without the consent of any other Person, approve a Type designation (a “Type Designation”) setting forth the terms of such Type of Investor Shares. Any such Type Designation shall be attached as an annex to this Agreement and shall constitute part of the “limited liability company agreement” of the Company within the meaning of the Act.

(b) The Company is authorized to issue an unlimited number of Shares of any Type; provided, however, that any issuance of V Shares to any Person other than an existing V Shareholder, the V Members, Apollo, its Affiliates and/or Apollo Clients shall require the consent of V Shareholders holding a majority of the outstanding V Shares. Except as otherwise provided in the immediately preceding sentence, the Board of Directors may cause the Company to issue any number of Shares of any Type of any Series without the consent of any Person. Subject to the terms of any Type Designation, the Shareholders holding each Type of Investor Shares will have the same voting rights.

(c) As set forth in the Operating Agreement, the Management Fee and the Performance Fee may be paid, at the Operating Manager’s election in cash or E Shares. To the extent that the Operating Manager elects to receive any portion of the Management Fee or the Performance Fee in E Shares, the Company may repurchase such E Shares from the Operating Manager pursuant to the Repurchase Plan.

Section 7.5 Capital Contribution by the V Shareholder. As of the date hereof, Apollo Principal Holdings has made a Capital Contribution to Series I of $1,000 in exchange for the issuance to such V Shareholder of 40 Series I V Shares. As of the date hereof, Apollo Principal Holdings has made a Capital Contribution to Series II of $1,000 in exchange for the Company’s issuance to such V Shareholder of 40 Series II V Shares. Subject to applicable law and except as may otherwise be agreed by the applicable Series and such V Shareholder, such V Shareholder shall have no obligation to make any further capital contributions to the Company or the Series.

Section 7.6 Additional Capital Contributions. Subject to applicable law and except as otherwise provided in this Agreement or any Type Designation or as agreed by the Company, the applicable Series and such Shareholder or Member, no Shareholder or Member shall be required to make any Capital Contribution in addition to the purchase price paid for such Shareholder’s or Member’s Shares.

Section 7.7 Offering of Shares. Except as otherwise provided in this Agreement, the Board of Directors shall have sole and complete discretion in determining the terms and conditions of the offer and sale of Shares and are hereby authorized and directed to do all things which the Board of Directors deems to be necessary, convenient, appropriate and advisable in connection therewith, including and the execution or performance of agreements with selling agents and others concerning the marketing of the Shares, all on such basis and upon such terms as the Board of Directors shall determine.

Section 7.8 Admission of Members; Subscriptions for Shares.

(a) No Person may be admitted as a Member, either of the Company generally or associated with a particular Series, without the prior written consent of the Sole Member, the V Members and a majority of the holders of V Shares.

(b) Subscriptions for Shares will be accepted or rejected by the Company, the Officers or the Board of Directors and, if rejected, all funds shall be returned to such subscribers. The Company, the Officers or the Board of Directors may refuse to accept subscriptions for Shares and contributions tendered therewith for any reason whatsoever.

Section 7.9 Repurchase of Shares.

(a) The Repurchase Plan in effect as of the date hereof is attached as Schedule A to this Agreement. The Board of Directors may without the consent of any Person, amend, modify, revise or restate the Repurchase Plan from time to time and any such amendment, modification, revision or restatement of the Repurchase Plan shall not constitute an amendment to this Agreement.

(b) V Shares are not subject to the Repurchase Plan, including any repurchase limitations set forth therein.

ARTICLE VIII

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 8.1 Series Capital. No Shareholder shall be paid interest on any Capital Contribution or on such Shareholder’s Capital Account (if any), and no Shareholder shall have any right (i) to demand the return of such Shareholder’s Capital Contribution or any other distribution from the Company or any Series (whether upon resignation or otherwise), except upon dissolution of the Company or a Series pursuant to Section 18.2 hereof or pursuant to the Repurchase Plan, (ii) to cause a partition of the Company’s or a Series’ assets, or (iii) to own or use any particular or individual assets of the Company or a Series.

Section 8.2 Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Series II Shareholder. The Capital Account of each Series II Shareholder shall consist of his, her or its initial Capital Contribution and shall be (i) increased by (a) any additional Capital Contributions made by such Series II

Shareholder pursuant to the terms of this Agreement or any Type Designation, (b) the amount of any Company or Series liabilities that are assumed by such Series II Shareholder, and (c) such Series II Shareholder’s share of Series II Profits allocated to such Shareholder pursuant to Section 9.2, (ii) decreased by (a) such Series II Shareholder’s share of Series II Losses allocated to such Series II Shareholder pursuant to Section 9.2 and (b) any distributions to such Series II Shareholder (net of liabilities assumed by such Series II Shareholder and liabilities to which such property is subject) distributed to such Series II Shareholder and (iii) adjusted as otherwise required by the Code and the regulations thereunder, including the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Series II Shareholder shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

Section 8.3 Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes; provided that:

(i) any income that is exempt from U.S. federal income tax shall be added to such taxable income or losses;

(ii) any expenditures of Series II (or of the Company allocated to Series II) described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or losses;

(iii) if the Book Value of any Series II property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of Capital Accounts), then the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iv) if property that is reflected on the books of t Series II has a Book Value that differs from the adjusted tax basis of such property, then depreciation, amortization and gain or loss with respect to such property shall be determined by reference to such Book Value; and

(v) the computation of all items of income, gain, loss, deduction and expense shall be made without regard to any election pursuant to Section 754 of the Code that may be made by Series II, unless the adjustment to basis of Series II property pursuant to such election is reflected in Capital Accounts pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m).

Section 8.4 Negative Capital Accounts. No Series II Shareholder shall be required to pay to the Company, a Series or any other Shareholder any deficit or negative balance which may exist from time to time in such Series II Shareholder’s Capital Account.

Section 8.5 Adjustments to Book Value. Series II shall adjust the Book Value of its assets to fair market value in accordance with Treasury Regulation Section l.704-l(b)(2)(iv)(f) as of the following times: (a) at the Board of Directors’ discretion, in connection with the issuance of Shares in Series II and the computation of NAV thereon; (b) at the Board of Directors’ discretion, in connection with the distribution by Series II to a Series II Shareholder of more than a de minimis amount of Series II assets, including cash, if as a result of such distribution, such Series II Shareholder’s interest in Series II is reduced (including a redemption or repurchase of Shares in Series II); and (c) the liquidation of Series II within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset made pursuant to Section 8.5(a) or (b) shall, as a matter of administrative convenience, occur on a quarterly basis to take into consideration the contributions by and distributions to Series II Shareholders over the course of a given quarter. Furthermore, any such increase or decrease in Book Value of an asset shall be allocated as a Series II Profit or Series II Loss to the Capital Accounts of the Series II Shareholders under Section 9.2 (determined immediately prior to the issuance of the new Shares in Series II or the distribution of assets in an ownership reduction transaction).

Section 8.6 Compliance With Section 1.704-1(b). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by Series II or any Series II Shareholder), are computed in order to comply with such regulation, the Board of Directors may make such modification; provided that it is not likely to have a material effect on the amount distributable to any Shareholder pursuant to Section 9.1 on the dissolution of the Company or the applicable Series. The Board of Directors also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Series II Shareholders and the amount of Series II capital reflected on the Company’s or Series, as applicable, balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section 8.7 Transfer of Capital Accounts. The original Capital Account established for each transferee Series II Shareholder shall be in the same amount as the Capital Account of the Series II Shareholder (or portion thereof) to which such transferee Shareholder succeeds at the time of such transfer. The Capital Account of any Series II Shareholder whose interest in Series II shall be increased or decreased by means of the transfer of Shares shall have a corresponding adjustment to such Series II Shareholder’s Capital Account. Any reference in this Agreement to a Capital Contribution of or distribution to a Series II Shareholder that has succeeded to Shares in Series II of any other Series II Shareholder shall include any Capital Contributions or distributions previously made by or to the former Series II Shareholder on account of such Shares in Series II.

ARTICLE IX

DISTRIBUTIONS; ALLOCATIONS OF SERIES II PROFITS AND SERIES II LOSSES

Section 9.1 Generally.

(a) Subject to the provisions of Sections 18-607 and 18-804 of the Act, the Board of Directors shall have sole discretion regarding the amounts and timing of distributions to Shareholders, in each case subject to the retention of, or payment to third parties of, such funds or reserves as the Board of Directors deems necessary with respect to anticipated business needs of the Company and the Series which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company and Series obligations, including the payment of any management or administrative fees and expenses or any other obligations.

(b) Company and Series distributions may exceed Company earnings and adjusted cash flow from operating activities and may be paid from borrowings, offering proceeds and other sources.

(c) Subject to the rights of any holders of Shares specified in any Type Designation and the terms of any Type of Shares specified herein or in any Type Designation, distributions of cash shall be paid to the holders of record of such Shares as of the applicable record date established by the Board of Directors pursuant to Section 11.6 pro rata in proportion to their respective Percentage Interests on such record date.

(d) Cash distributions to holders of Shares pursuant to Section 9.1(c) are subject to the terms of the DRIP and such cash distributions will automatically be reinvested under the DRIP in additional whole and fractional Shares unless such holders have elected in their Subscription Agreement or otherwise provided notice to the Company using the appropriate documentation and the applicable Series of such election to receive distributions in cash. Shareholders may terminate their participation in the DRIP with prior written notice to the Company and the applicable Series. Under the DRIP, distributions in respect of Shares are reinvested in Shares of the same Type for a purchase price equal to the most recently available NAV per Share.

(e) The Board of Directors may, without the consent of any Person, amend, modify, revise or restate the DRIP from time to time.

(f) Notwithstanding anything to the contrary contained in this Agreement, no distribution shall be made to a Shareholder if and to the extent that such distribution would violate the Act or other applicable law.

Section 9.2 Allocation of Series II Profit and Series II Loss.

(a) All special allocations pursuant to Section 9.3 with respect to such fiscal year, all Series II Profits and Series II Losses (including special allocations of distribution fees and other than Series II Profits and Series II Losses specially allocated pursuant to Section 9.3) shall be allocated to the Series II Shareholders’ Capital Accounts in a manner such that, as of the end of such fiscal year, the Capital Account of each Series II Shareholder (which may be either a positive or negative balance) shall be equal to the amount which would be distributed to such Series II Shareholder if Series II were to liquidate all of its assets for the Book Value thereof and distributed the proceeds thereof pursuant to the order of priorities set forth herein, minus such Series II Shareholder’s share of Series II Minimum Gain and Shareholder Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical liquidation of assets of Series II.

(b) All Series II Profits and Series II Losses allocable to any Series II Shareholder shall be allocated on a monthly basis based upon the results of Series II’s operations during such month, without regard to whether cash distributions were made to the Series II Shareholder during such calendar month; however, such allocation shall be made in accordance with a method permissible under Code Section 704(c) and the Treasury Regulations thereunder.

(c) The Company, and each Series, shall separately track and reflect on its books and records Operating Expenses allocable to a single Type (including, for the avoidance of doubt, Management Fees), as determined by the Operating Manager in good faith, and allocate such Operating Expenses to such Type.

Section 9.3 Special Allocations. Notwithstanding the provisions of Section 9.2:

(a) Series II Shareholder Nonrecourse Deductions shall be allocated to the Series II Shareholders, pro rata in proportion to the value of their respective interests in Series II, as determined by the Board of Directors. If there is a net decrease in Series II Minimum Gain during any Taxable Year, each Series II Shareholder shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Series II Shareholder’s share of the net decrease in Series II Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g) (subject to the exceptions thereunder). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Series II Shareholder Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Series II Shareholder Nonrecourse Debt Minimum Gain during any Taxable Year, each Series II Shareholder that has a share of such Series II Shareholder Nonrecourse Debt Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Series II Shareholder’s share of the net decrease in Series II Shareholder Nonrecourse Debt Minimum Gain (subject to the exceptions thereunder). Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) If any Series II Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Series II Shareholder in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirements in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) No allocation of Series II Loss shall be made pursuant to Section 9.2 to the extent that it causes or increases a deficit balance in any Series II Shareholder’s Adjusted Capital Account. To the extent any allocation of Series II Loss would cause the Adjusted Capital Account balance of any of the Series II Shareholders to have a deficit balance, such Series II Loss shall be allocated to the Series II Shareholders with positive balances in their Adjusted Capital Accounts in proportion with such relative positive Adjusted Capital Account balances.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.

Notwithstanding any other provisions of this Section 9.3 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Series II Profits and Series II Losses among Series II Shareholders so that, to the extent possible, the net amount of such allocations of Series II Profits and Series II Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Series II Shareholder shall be equal to the net amount that would have been allocated to such Series II Shareholder if the Regulatory Allocations had not occurred.

Section 9.4 Amounts Withheld. All amounts withheld pursuant to Section 9.8 from any distribution to a Shareholder shall be treated as amounts distributed to such Shareholder pursuant to Section 9.1 for all purposes under this Agreement.

Section 9.5 Tax Allocations: Code Section 704(c).

(i) The income, gains, losses, deductions and expenses of Series II shall be allocated, for U.S. federal, state and local income tax purposes, among the Series II Shareholders in accordance with the allocation of such income, gains, losses, deductions and expenses among the Series II Shareholders for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, Series II’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Series II Shareholders so as to reflect as nearly as possible the allocations set forth herein in computing their Capital Accounts. Notwithstanding the foregoing, the Operating Manager in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Shareholders and the Members and in a manner intended to give economic effect to the provisions of this Agreement, within the meaning of the Code and Treasury Regulations. The Operating Manager shall determine all matters concerning allocations for U.S. federal, state, local or non-U.S. tax purposes not expressly provided for herein in its sole discretion. In the event a Shareholder’s Shares are redeemed pursuant to Section 7.9, the Operating Manager may specially allocate additional items of ordinary income or loss or capital gain (including short-term capital gain) or loss to a such Shareholder insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Shareholder’s Capital Account and the aggregate amount of tax items allocated to such Shareholder. For purposes of the foregoing, the Operating Manager may determine that an equitable method of allocation includes, without limitation, an allocation (i) pro rata based on the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Shareholders or Members, or (ii) solely to the relevant Shareholders or Members with the greatest such differences (taking into account such allocations).

(ii) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of Series II shall, solely for tax purposes, be allocated among the Series II Shareholders so as to take account of any variation between the adjusted basis of such property to Series II for U.S. federal income tax purposes and its fair market value at the time of contribution using any reasonable method provided for in the Treasury Regulations as selected by the Board of Directors in its sole discretion.

(iii) If the Book Value of any Series II asset is adjusted pursuant to Section 8.5, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 9.5 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Series II Shareholder’s Capital Account or share of Series II Profits, Series II Losses, other items or distributions pursuant to any provisions of this Agreement.

Section 9.6 Tax Elections. Except as otherwise provided herein, the Board of Directors or the Operating Manager shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The Board of Directors shall have the right to seek to revoke any such election, including any election related to the matters described in Section 3.2 upon the Board of Directors’ determination in its sole discretion that such revocation is in the best interests of the Shareholders.

Section 9.7 Tax Matters.

(a) The Board of Directors may designate a “partnership representative” (the “Partnership Representative”) as defined in Section 6223 of the Code with respect to operations conducted by Series II pursuant to this Agreement. The Partnership Representative, subject to prior approval by the Board of Directors, is authorized and required to represent Series II (at the expense of Series II) in connection with all examinations of the affairs of Series II by any U.S. federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of Series II for professional services and costs associated therewith and may act as or appoint an individual to act as a “designated individual” on behalf, and subject to the direction and control, of the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1. The Partnership Representative, subject to prior approval by the Board of Directors, shall be authorized to take any actions necessary under the Code (or any similar state, local or non-U.S. law) that it deems appropriate in its sole discretion, including making an election under Section 6226(a) of the Code with respect to any imputed underpayment. This Section 9.7 shall survive the dissolution, winding-up and termination of the Company or Series II, and each Member’s or Shareholder’s obligations pursuant to this Section 9.7 shall survive such Member’s ceasing to be a Member of Series II or such Shareholder’s ceasing to be a Shareholder associated with Series II.

(b) The Board of Directors shall use its best efforts to ensure that Series II satisfies the gross income requirements of Section 7704(c)(2) of the Code for each Taxable Year of the Company.

Section 9.8 Withholding. Each Shareholder hereby indemnifies the Company and Series II for and authorizes the Company and each Series to withhold from or pay on behalf of or with respect to such Shareholder any amount of U.S. federal, state, local or foreign taxes that the Board of Directors determines, in its sole discretion, that the Company or the Series is required to withhold or pay with respect to any amount distributable to such Shareholder pursuant to this Agreement, including any taxes required to be withheld or paid by the Company or the Series pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 or 6226 of the Code. This Section 9.8 shall survive the dissolution, winding-up and termination of the Company and each Series, and each Shareholder’s obligations pursuant to this Section 9.8 shall survive such Shareholder’s ceasing to be a holder of Shares.

ARTICLE X

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 10.1 Resignation of a Member. A Member shall not resign as a member of the Company or as a member of the Company associated with a Series other than in connection with the assignment of all of its Shares (or its Shares in such Series, as applicable) and the admission of a Substitute Member in accordance with this Agreement. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause such Member to cease to be a member of the Company or to be a member of the Company associated with a Series, and upon the occurrence of such an event, the Company and each Series shall continue without dissolution. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Sole Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the Sole Member of all of its limited liability company interest in the Company and each Series and the admission of the transferee pursuant to the terms of this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and each Series and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company generally and associated with each Series, effective as of the occurrence of the event that terminated the continued membership of such member of the Company in the Company.

Section 10.2 Cessation of a Shareholder. A Shareholder only shall cease to be a Shareholder by having such Shareholder’s Shares repurchased pursuant to the Repurchase Plan or by assigning all of such Shareholder’s Shares in accordance with this Article X and otherwise may not resign as a Shareholder. The cessation of a Shareholder as a Shareholder shall not dissolve or terminate the Company or any Series. In the event that a Shareholder experiences death, legal incompetence or other termination, the estate, legal representative or successor of such Shareholder shall be deemed to be the Assignee of the Shares of such Shareholder. Notwithstanding any provision of this Agreement to the contrary, no V Share may be redeemed, repurchased, Assigned or otherwise transferred without the prior written consent of the V Shareholder that is the holder thereof; and any purported redemption, repurchase, Assignment or other transfer without such prior consent shall be null and void to the fullest extent permitted by law.

Section 10.3 Assignment.

(a) Subject to the provisions of Sections 10.3(b) and (c), 10.3 and 10.5 of this Agreement, any Shareholder may Assign all or any portion of the Shares owned by such Shareholder to any Person (the “Assignee”); provided that:

(i) such Shareholder and such Assignee shall each execute a written Assignment instrument, which shall:

(A) set forth the terms of such Assignment;

(B) evidence the acceptance by the Assignee to be bound by all of the terms and provisions of this Agreement, the applicable Series Agreement and any applicable Type Designation;

(C) include a representation by both such Shareholder and such Assignee that such Assignment was made in accordance with all applicable laws and regulations (including such minimum investment and investor suitability requirements as may then be applicable under state securities laws); and

(D) otherwise be satisfactory in form and substance to the Board of Directors.

(b) Notwithstanding the foregoing, unless the Board of Directors shall specifically consent, which consent shall not be unreasonably withheld, no Shares may be Assigned:

(i) to a minor or incompetent (unless a guardian, custodian or conservator has been appointed to handle the affairs of such Person);

(ii) to any Person if, in the opinion of counsel, such Assignment would result in the termination of the Company or a Series for U.S. federal income tax purposes; provided, however, that the Board of Directors may permit such Assignment to become effective if and when, in the opinion of counsel, such Assignment would no longer result in the termination of the Company or the Series, as applicable, for U.S. federal income tax purposes;

(iii) to any Person if such Assignment would affect the Company’s existence or qualification as a limited liability company under the Act or the applicable laws of any other jurisdiction in which the Company is then conducting business;

(iv) to any Person not permitted to be an Assignee under applicable law, including applicable U.S. federal and state securities laws;

(v) if such Assignment would result in the transfer of less than 1 Share (unless such Assignment is of all of the Shares owned by such Shareholder);

(vi) if such Assignment would result in the retention by such Shareholder of less than 1 Share; or

(vii) if, in the reasonable belief of the Board of Directors, such Assignment might violate applicable law.

Notwithstanding the foregoing, no Shares may be Assigned if, in the determination of the Board of Directors, such Assignment would not be in the best interests of the Company or a Series. To the fullest extent permitted by law, any attempt to make any Assignment of Shares in violation of this Section 10.3(b) shall be null and void ab initio.

(c) Assignments made in accordance with this Section 10.3 shall be considered consummated upon satisfaction or waiver of all of the conditions of this Section 10.3 shall have been satisfied.

Section 10.4 Substitution.

(a) Only an Assignee to which a Member has assigned its Shares may be admitted to the Company as a member of the Company generally or associated with a particular Series, as a Substitute Member. Such an Assignee may be admitted to the Company generally or associated with a particular Series as a Substitute Member upon the applicable Assignment being considered consummated pursuant to Section 10.3(c) and the satisfaction of the following conditions:

(i) the Board of Directors has reasonably determined that all conditions specified in Section 10.3 have been satisfied and that no adverse effect to the Company or a Series does or may result from such admission; and

(ii) such Assignee shall have executed a transfer agreement and such other forms as the Board of Directors reasonably may require to determine compliance with this Article X, and shall be deemed to have authorized and appointed with full power of substitution as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, the Operating Manager, the Company, the applicable Series and each of their authorized officers and attorneys-in-fact, as the case may be, to take such actions as set forth in Section 3.3.

(b) An Assignee who does not become a Substitute Member in accordance with this Section 10.4 and who desires to make a further Assignment of its, his or her Shares shall be subject to all the provisions of Article X to the same extent and in the same manner as a Member desiring to make an Assignment of Shares. Failure or refusal of the Board of Directors to admit an Assignee as a Substitute Member shall in no way affect the right of such Assignee to receive distributions and the share of the Series II Profits or Series II Losses for tax purposes to which its, his or her predecessor in interest would have been entitled in accordance with this Agreement.

Section 10.5 Status of an Assigning Shareholder or V Member. Any Shareholder or V Member that shall Assign all of its, his or her Shares shall be deemed to have resigned from the Company and the applicable Series as a Shareholder or V Member, cease to be a Shareholder or V Member and shall no longer have any of the rights or privileges of a Shareholder or V Member.

Section 10.6 Further Restrictions on Transfers. Notwithstanding any provision to the contrary contained herein, the following restrictions shall also apply to any and all proposed sales, assignments and transfer of Shares, and any proposed sale, assignment or transfer in violation of same shall be, to the fullest extent permitted by law, void ab initio, unless otherwise waived by the Board of Directors.

(a) No Shareholder shall make any transfer or assignment of all or any part of its, his or her Shares if said transfer or assignment, when considered with all other transfers during the same applicable 12 month period, would, in the opinion of the Board of Directors, result in the termination of Series II’s status as a partnership, or cause Series II to be treated as a “publicly traded partnership” taxable as a corporation, for U.S. federal or state income tax purposes.

(b) No Shareholder shall make any transfer or assignment of all or any of its, his or her Shares unless the transferee would have been qualified to purchase Shares in the offering of Shares and no transferee may acquire or hold less than the minimum initial purchase amount of $2,500, which amount can be modified or waived in the sole discretion of the Company or the Dealer Manager, unless such transfer is made on behalf of a retirement plan, or such transfer is made by gift, inheritance, intra-family transfer, family dissolution, or to affiliates.

(c) Each Shareholder that is a legal entity (other than a Benefit Plan Investor) acknowledges that its management shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of any assignee to all or a portion of its interest as a Shareholder, and that the management of each Shareholder that is a legal entity (other than a Benefit Plan Investor) shall not employ, or permit another to employ such funds or assets that are attributable to any assignee of all or a portion of such Shareholder’s interest as a Shareholder in any manner except for the exclusive benefit of the assignee. Each Shareholder, other than a Benefit Plan Investor, agrees that it will not contract away the foregoing fiduciary duty.

(d) No Shareholder shall make any transfer or assignment of all or any part of its, his or her Shares if said transfer or assignment would create a potential REIT qualification problem under the ownership requirements in Section 856(a)(5) or 856(a)(6) of the Code or any other requirements of Sections 856 through 857 of the Code for any REIT Subsidiary.

Section 10.7 Elimination or Modification of Restrictions. Notwithstanding any of the foregoing provisions of this Article X, the Board of Directors may amend this Agreement without the consent of any Person to eliminate or modify any restriction on substitution of Members or Shareholders or the assignment of Shares at such time as the restriction is no longer necessary or advisable.

Section 10.8 Records. The Board of Directors shall cause the Membership List and the Shareholder List to be updated to reflect changes in the Members and Shareholders accomplished in accordance with this Agreement, which updates shall not constitute an amendment to this Agreement or any Series Agreement.

Section 10.9 Authorization to Redeem Apollo Shares. Notwithstanding anything in this Agreement but subject to the Act, the Company and each Series are hereby authorized to redeem all or any portion of the Apollo Shares upon such terms and conditions as the Company and the applicable holder of Apollo Shares may agree from time to time without the consent of any other Person. A Shareholder or V Member that shall have all of such Shareholder’s or V Member’s Shares redeemed by the Company, a Series or any combination of the Company and the Series, shall cease to be a Shareholder or V Member and shall no longer have any of the rights or privileges of a Shareholder or V Member hereunder, at law or in equity.

Section 10.10 Mandatory Repurchases.

(a) Notwithstanding anything in this Agreement but subject to the Act, the Board of Directors may cause the Company or a Series to repurchase from time to time all or any portion of the Shares of a Shareholder without the consent or action by such Shareholder or any other Person, on 10 days’ prior written notice, if the Board of Directors determines that:

(i) the Shares have been transferred in violation of this Agreement, or have vested in any Person by operation of law as a result of the disability, death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Shareholder;

(ii) any transferee does not meet any investor eligibility requirements established by the Company or the applicable Series from time to time;

(iii) ownership of Shares by a Shareholder or other Person is likely to cause the Company or a Series to be in violation of, or require registration of the Shares under, or subject the Company or a Series to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other jurisdiction in the world, including without limitation the Investment Company Act of 1940, as amended;

(iv) continued ownership of the Shares by a Shareholder may be harmful or injurious to the business or reputation of the Company, a Series, the Operating Manager, Apollo, or any of their Affiliates, or may subject the Company, a Series or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

(v) any of the representations and warranties made by a Shareholder or other Person in connection with the acquisition of Shares was not true when made or has ceased to be true;

(vi) with respect to a Shareholder subject to special laws or regulations, the Shareholder is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Shares;

(vii) it would be in the interest of the Company or a Series for the Company or such Series, as applicable, to repurchase the Shares; or

(viii) continued ownership of any Shares by a Shareholder may cause all or any portion of the assets of the Company or a Series to be characterized as assets of a Plan for purposes of ERISA, Section 4975 of the Code or any applicable similar law.

(b) Shares repurchased pursuant to Section 10.10(a) will be repurchased at a price equal to the transaction price of the Type of Shares being repurchased on the date of such repurchase, which will be equal to the Company’s or the applicable Series’ most recently published NAV per Share for the applicable Type of Shares unless otherwise determined by the Board of Directors in its sole discretion. Shareholders whose Shares are repurchased by the Company or a Series will not be entitled to a return of any amount of sales load that was charged in connection with such Shareholder’s purchase of such Shares. If the Company or a Series requires the mandatory repurchase of any Shares of any Shareholder, such repurchase will not be subject to the repurchase limits under the Repurchase Plan, including any repurchase limitations set forth therein, unless otherwise determined by the Board of Directors in its sole discretion. A Shareholder that shall have all of such Shareholder’s Shares repurchased by the Company or a Series shall cease to be a Shareholder of the Company or such Series, as applicable, and shall no longer have any of the rights or privileges of a Shareholder hereunder, at law or in equity.

(c) From time to time, the Board of Directors may, in its discretion and without the consent of any other Person, assign the Company’s right to repurchase Shares pursuant to this Section 10.10 to Apollo or its Affiliates.

Section 10.11 Tender Offers. If any Person other than a Series or the Company makes a tender offer, including a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including disclosure and notice requirements, that would be applicable if the tender offer was for more than 5% of the outstanding Shares; provided, however, that such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Company and the applicable Series at least 10 Business Days prior to initiating any such tender offer. Any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), shall be responsible for all expenses incurred by the Company and the applicable Series in connection with the enforcement of the provisions of this Section 10.11, including expenses incurred in connection with the review of all documents related to such tender offer. In addition, the Company and/or the Series may seek injunctive relief, including a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 10.11 shall be of no force or effect with respect to any Shares that are then listed on a national securities exchange.

ARTICLE XI

MEETINGS AND VOTING RIGHTS OF MEMBERS AND SHAREHOLDERS

Section 11.1 Special Meetings.

(a) Member Meetings.

(i) Except as otherwise required by law, special meetings of the Members of the Company generally or of the Members associated with a particular Series or any Type of Shares for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, or (ii) by the Secretary of the Company or the applicable Series upon proper written request or requests given by or on behalf of the V Members as of the date on which the first request for such special meeting was received by the Secretary of the Company or such Series (a “Member Meeting Request”). Business to be conducted at such a special meeting may only be brought before the meeting pursuant to the Company’s or the applicable Series’ notice of meeting.

(ii) Special meetings may be held at such place, if any, either within or without the State of Delaware, on such date and at such time, and for such purpose or purposes, as the Board of Director shall determine and state in the Company’s or the Series’ notice of meeting. The Board of Directors may, in its sole discretion, determine that special meetings of Members shall not be held at any place, but may instead be held solely by means of remote communication. The Board of Directors may postpone, reschedule or cancel any special meeting previously scheduled by the Board of Directors and may postpone, reschedule or cancel any special meeting called by the Secretary.

(iii) To be in proper form, a Member Meeting Request shall be signed by the Member or Members submitting such Member Meeting Request, shall be delivered to the Secretary at the principal executive offices of the Company or the Series, as applicable, and shall set forth a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the Sole Member or the V Members.

(iv) The V Members may revoke a Member Meeting Request at any time by written revocation delivered to the Secretary, and following such revocation, the Board of Directors, in its discretion, may cancel such special meeting of Member.

(v) A special meeting requested by the V Members shall be held at such date, time and place, if any, as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the receipt by the Secretary in the manner required by this Section 11.1 of Member Meeting Requests from the V Members.

(vi) Notwithstanding anything to the contrary in this Section 11.1(a), nothing herein shall prohibit the Board of Directors from including in the Company’s or the Series’ notice of any special meeting of Members called by the Secretary additional matters to be submitted to the Members at such meeting not included in the Member Meeting Request in respect of such meeting.

(b) Shareholder Meetings.

(i) Except as otherwise required by law and subject to the rights of the holders of any Type of Shares, special meetings of the Shareholders or any Type or Types thereof for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors. Without limiting the immediately preceding sentence, the Board of Directors may call a special meeting of the Shareholders for any purpose, including for the purpose of soliciting the vote of Shareholders or any Type or Types thereof on matters on which such Shareholders would not otherwise be entitled to vote pursuant to this Agreement or otherwise, although the Board of Directors shall have no duty to solicit any such vote of the Shareholders. Business to be conducted at such a special meeting may only be brought before the meeting pursuant to the notice of meeting.

(ii) Special meetings of Shareholders may be held at such place, if any, either within or without the State of Delaware, on such date and at such time, and for such purpose or purposes, as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that special meetings of Shareholders shall not be held at any place, but may instead be held solely by means of remote communication. The Board of Directors may postpone, reschedule or cancel any special meeting of Shareholders previously scheduled.

Section 11.2 Notice of Meetings. Notice, stating the place, if any, day and time of any special meeting of Members or Shareholders, as determined by the Board of Directors and the purpose or purposes for which the meeting is called, shall, except as otherwise required by applicable law, be delivered by the Company or the applicable Series not less than ten (10) calendar days nor more than sixty (60) calendar days before the date of the meeting, to each Member or Shareholder, as applicable, who is entitled to vote at such meeting as of the record date for determining the Members or Shareholders, as applicable, entitled to notice of the meeting. Such further notice shall be given as may be required by law.

Section 11.3 Adjournment. Any meeting of Members or Shareholders may be adjourned from time to time by the chairperson of the meeting to another place, if any, or time, without regard to the presence of a quorum. In the absence of a quorum, any meeting of Members or Shareholders may be adjourned from time to time by the chairperson or the meeting, but no other business may be transacted, except as provided in Section 11.4 of this Agreement. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company or the applicable Series may transact any business which might have been transacted at the original meeting. Notwithstanding the foregoing, if the adjournment is for more than thirty (30) days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Agreement.

Section 11.4 Quorum. At any meeting of Members or Shareholders, the V Members, in the case of a meeting of the V Members, and the holders of a majority of the voting power of the Shareholders entitled to vote thereat represented in person or by proxy, in the case of a meeting of the Shareholders, shall constitute a quorum. The submission of matters to Members or Shareholders, as applicable, for approval at a meeting shall occur only at a meeting of the Members or Shareholders, as applicable, duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members or Shareholders, as applicable, present and entitled to vote at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members or Shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of voting power of the Shareholders specified in this Agreement.

Section 11.5 Required Vote.

(a) V Member Action. When a quorum is present at any meeting, all matters properly submitted to V Members for approval shall be determined by the holders of a majority of the voting power of the V Members and such determination shall be deemed to constitute the act of all the V Members.

(b) Shareholder Action. Matters, including the election of Directors, are not generally to be submitted to a Shareholder vote. In certain instances, the Board of Directors may call a Shareholder vote in order to, among other matters, cleanse a conflict. When a quorum is present at any meeting, all matters properly submitted to Shareholders for approval shall be determined by the holders of a majority of the voting power of the Shareholders present in person or by proxy at such meeting and entitled to vote thereon (unless a greater percentage is required with respect to such matter under the rules of any National Securities Exchange on which the Shares are listed for trading, or a greater or lesser percentage is required under the provisions of this Agreement, in which case the approval of Shareholders holding outstanding Shares that in the aggregate represent at least such percentage of voting power shall be required) and such determination shall be deemed to constitute the act of all the Shareholders.

Section 11.6 Record Date. For purposes of determining the Members or Shareholders entitled to notice of or to vote at a meeting of the Members or Shareholders, as applicable, the Board of Directors may set a record date, which shall not be less than ten (10) nor more than sixty (60) days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). A determination of V Members or Shareholders of record entitled to notice of or to vote at a meeting of V Members or Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 11.7 Voting and Other Rights.

(a) V Members. Only those V Members listed on the books and records of the Company or a Series shall be entitled to notice of, and to vote at, a meeting of V Members or to act with respect to matters as to which the V Members have the right to vote or to act.

(b) Shares. Only those record holders of outstanding Shares on the record date set pursuant to Section 11.6 of this Agreement shall be entitled to notice of, and to vote at, a meeting of Shareholders or to act with respect to matters as to which the holders of the outstanding Shares are solicited by the Board of Directors to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, Shareholders shall be deemed to be references to the votes or acts of the record holders of such outstanding Shares on such record date.

Section 11.8 Proxies. The Board of Directors may adopt procedures with respect to the use of proxies at any meeting of Members or Shareholders.

Section 11.9 Conduct of a Meeting. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the manner of conducting any meeting of V Members or Shareholders, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Agreement, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a person to serve as chairperson of any meeting and shall further designate a person to take the minutes of any meeting. All minutes shall be kept with the records of the Company and any applicable Series maintained by the Company or the applicable Series. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of Members or Shareholders, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

Section 11.10 Action Without a Meeting.

(a) V Members. Any action that may be taken at a meeting of V Members may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing setting forth the action so taken are signed by V Members entitled to vote thereon owning not less than the minimum number of Shares that would be necessary to authorize or take such action at a meeting at which all V Members entitled to vote thereon were present and voted.

(b) Shareholders. Any action that may be taken at a meeting of Shareholders may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing setting forth the action so taken are signed by Shareholders entitled to vote thereon owning not less than the minimum number of Shares that would be necessary to authorize or take such action at a meeting at which all Shareholders entitled to vote thereon were present and voted.

Section 11.11 Voting Rights of Shareholders other than the V Members. Except as expressly set forth in this Agreement or any Type Designation, the Shareholders (other than the V Shareholders) shall have no voting rights whatsoever with respect to the Company.

ARTICLE XII

BOOKS AND RECORDS, REPORTS AND RETURNS

Section 12.1 Right of Inspection.

(a) Except as limited by Section 12.1(b), any V Member and any designated representative thereof shall have the right, upon written request, subject to reasonable notice and at their own expense, to access and inspect the records of the Company and of each Series in which it owns Shares during normal business hours for any purpose reasonably related to such V Member’s interest in the Company or a Series.

(b) The Company and each Series may keep confidential from the V Members and the Shareholders, for such period of time as the Board of Directors determines in its sole discretion, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors believes is not in the best interests of the Company or such Series, could damage the Company or such Series or its business, or that the Company or such Series is required by law or by agreement with any third party to keep confidential.

Section 12.2 Access to Membership List. The Membership List shall be maintained as part of the books and records of the Company and shall be available for inspection by any V Member or the V Member’s designated agent at the principal business office of the Company upon the request of the V Member for any purpose reasonably related to such V Member’s interest in the Company or a Series.

Section 12.3 Tax Information. Series II shall use commercially reasonable efforts, at the expense of Series II, to cause to be prepared and distributed to the Series II Shareholders (i) estimates of the taxable income or loss computed for U.S. federal income tax purposes allocated to them in connection with their investment in Series II within ninety (90) calendar days of the end of Series II’s fiscal year; provided that such Schedules K-1 may be based on the best available estimates at the time of issuance. Each Series II Shareholder shall, including any time after such Series II Shareholder resigns as or otherwise ceases to be a Series II Shareholder, file its income tax returns in a manner consistent with the tax information provided to them by Series II (including on IRS Forms 1065 and Schedule K-1).

Section 12.4 Annual Report. The Company and each Series shall cause to be prepared at least annually, at Company or Series expense, as applicable, within one hundred twenty (120) days after the end of the Company’s or the Series’ fiscal year, as applicable, or such shorter period as may be required by law, an annual report, which will include financial statements audited and reported upon by the Company’s or the Series’, as applicable, independent public accountants, and will contain: (A) a balance sheet as of the end of each fiscal year and statements of income, Members’ and Shareholders’ equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant; (B) a report of the activities of the Company or the applicable Series during the period covered by the report; (C) where forecasts have been provided to the Shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (D) a report setting forth distributions to Shareholders for the period covered thereby and separately identifying distributions from: (i) cash flow from operations during the period, (ii) cash flow from operations during a prior period which have been held as reserves, (iii) proceeds from disposition of assets and (iv) reserves from the gross proceeds of the offering originally obtained from the Shareholders.

Section 12.5 Quarterly Reports. If and for as long as the Company is required to file quarterly reports on Form 10-Q with the Securities and Exchange Commission, the information contained in each such report shall be furnished or made available to Members and Shareholders (in a form and manner consistent with then-current requirements of the Securities and Exchange Commission) after such report is filed with the Securities and Exchange Commission. Such quarterly report on Form 10-Q shall be deemed to have been made available to Members and Shareholders upon filing with the Securities and Exchange Commission. If and when such reports are not required to be filed, each Member and each Shareholder will be furnished (in a form and manner consistent with then-current requirements of the Securities and Exchange Commission), an unaudited financial report for that period including a balance sheet, a statement of income, a statement of members’ equity and a cash flow statement. Such reports shall also include such other information as is deemed reasonably necessary by the Board of Directors to advise the Members and the Shareholders of the activities of the Company and the Series during the quarter covered by the report.

Section 12.6 Filings. The Company and the Series shall use commercially reasonable efforts to cause the income tax returns for the Company and the Series to be prepared and timely filed with the appropriate authorities (with due regard for any extension of time for filing any such income tax returns as elected by the Board of Directors). The Company and the Series shall also use commercially reasonable efforts to cause to be prepared and timely filed, with appropriate U.S. federal and state regulatory and administrative bodies, all reports required to be filed with those entities under then current applicable laws, rules and regulations. The reports shall be prepared by the accounting or reporting basis required by the regulatory bodies. Any Member shall be provided with a copy of any of the reports upon request without expense to them.

ARTICLE XIII

OPERATING MANAGER; ADMINISTRATIVE AGENT

Section 13.1 Appointment and Initial Operating Manager; Authorization of Payments to Operating Manager.

(a) As set forth in the Operating Agreement, the Company and each Series hereby designates Apollo Manager, LLC, a Delaware limited liability company and a wholly owned subsidiary of Apollo, as the initial Operating Manager.

(b) In consideration for the services to be provided by the Operating Manager hereunder and under the Operating Agreement, the Company and each Series is hereby authorized to pay to the Operating Manager the applicable Management Fee and Performance Fee. In addition to the Management Fee and the Performance Fee, the Company and each Series is authorized to pay all other costs and expenses of its operations, including compensation of its Directors (other than those affiliated with the Operating Manager), custodial expenses, leveraging expenses, transfer agent expenses, legal fees, expenses of independent auditors, expenses of its periodic repurchases, expenses of preparing, printing and distributing prospectuses, shareholder reports, notices, proxy statements and reports to governmental agencies and taxes, if any.

Section 13.2 Supervision of Operating Manager Compensation and the Operating Manager.

(a) The Board of Directors may exercise broad discretion in allowing the Operating Manager to administer and regulate the operations of the Company and the Series, to act as agent for the Company and the Series, to execute documents on behalf of the Company and the Series and to make executive decisions that conform to general policies and principles established by the Board of Directors. The Board of Directors shall monitor the Operating Manager to ensure that the administrative procedures, operations and programs of the Company and the Series are in accordance with this Agreement, each Series Agreement and any Type Designation.

(b) The Board of Directors is responsible for determining the compensation paid to the Operating Manager, including any compensation paid pursuant to the Operating Agreement. The Board of Directors may consider all factors that it deems relevant in making these determinations.

Section 13.3 Termination. The Operating Manager may not resign from the Company as Operating Manager of the Company except as provided in the Operating Agreement. The term of the Operating Agreement will continue indefinitely except it may be terminated upon the affirmative vote of all independent directors, based upon unsatisfactory performance by the Operating Manager that is materially detrimental to the Company and its subsidiaries, taken as a whole. The Company will need to provide the Operating Manager 180 days’ written notice of any termination. The Company may also terminate the Operating Agreement “for cause,” as described in the Operating Agreement, subject to the terms thereof.

Section 13.4 Organization and Offering Expenses. The Company or the applicable Series shall reimburse the Operating Manager for any organizational and offering costs (as defined in the Operating Agreement) incurred by the Operating Manager on behalf of the Company or the Series prior to the commencement of operations of the Company or the Series (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the Company and the Series).

Section 13.5 Reimbursement for Company Expenses and Expenses of Asset-Backed Finance Assets.

(a) The Company or the applicable Series shall reimburse the Operating Manager for any Company Expenses incurred on behalf of the Company or the Series.

(b) The Company or the applicable Series shall reimburse the Operating Manager for actual expenses incurred on behalf of the Company or the Series for ownership of Asset-Backed Finance Assets.

Section 13.6 Administrative Agent. The Company and each Series hereby designates State Street Bank and Trust Company as its initial Administrative Agent, which Administrative Agent maybe replaced, terminated or otherwise changed in the sole discretion of the Company at any time and from time to time. The Company and each Series is hereby authorized to execute, deliver and perform its obligations under the Administration Agreement, and any and all certificates, instruments, agreements or other documents contemplated thereby or related thereto, and any amendments thereto.

ARTICLE XIV

INVESTMENT POLICIES AND LIMITATIONS; VALUATION

Section 14.1 Review of Policies. The Board of Directors may review the investment and borrowing policies and valuation guidelines of the Company and each Series from time to time to determine that the policies being followed by the Company and each Series at any time are in the best interests of its Members and Shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Directors.

Section 14.2 Valuation.

(a) The Company and each Series shall determine the NAV of the Shares no less frequently than monthly. An independent valuation services firm selected by the Operating Manager or the Board of Directors (“Independent Valuation Advisor”) will review valuations with respect to the Company’s and each Series’ assets in accordance with valuation guidelines approved by the Board of Directors. The Independent Valuation Advisor will assist the Operating Manager in determining the estimated values of the Company’s and each Series’ asset-backed finance assets and the Administrative Agent will use the estimated values provided as well as inputs from other sources in its monthly calculation of NAV per Share. The NAV per Share of the Shares shall be determined by dividing the total assets of the applicable Series (the value of investments, plus cash or other assets, including interest and distributions accrued but not yet received) less the value of any liabilities of such Series (including accrued expenses or distributions), by the total number of Shares (other than V Shares) outstanding in such Series.

(b) The value of the Company’s and each Series’ Asset-Backed Finance Assets will be monitored for material changes on a continuous basis for purposes of updating the Company’s and each Series’ monthly NAV per Share and, absent any material changes requiring more frequent updates, will be updated each month as described in this Section 14.2.

(c) Each month, the Operating Manager and the Independent Valuation Advisor will also determine an accrual schedule for the monthly value of each of the Company’s and each Series’ Asset-Backed Finance Assets based on an estimated month-end value. The Company and each Series will use the monthly values determined in such accrual schedule for purposes of calculating NAV per Share.

(d) The Board of Directors is responsible for the valuation process and hereby delegates the supervision of the daily valuation process to the Operating Manager. The Board of Directors has adopted policies and procedures for determining the fair value of the Company’s and the Series’ assets, and hereby delegates responsibility for applying the valuation policies to the Operating Manager. The Operating Manager, pursuant to the policies adopted by the Board of Directors, is responsible for making fair value determinations, evaluating the effectiveness of the Company’s and the Series’ valuation policies and coordinating with the Independent Valuation Advisor, overseeing the calculation of the NAV per Share for each Type of Shares and reporting to the Board of Directors. The Operating Manager shall provide the Board of Directors with periodic reports on a quarterly basis, or more frequently if necessary, describing the valuation process applicable to that period.

(e) The Company’s and the Series’ assets will be valued at fair value in a manner consistent with generally accepted accounting principles in the United States, including Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure (“ASC Topic 820”), issued by the Financial Accounting Standards Board. ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(f) The Independent Valuation Advisor has provided, and is expected to continue to provide asset valuation advisory services to other funds managed by the Operating Manager and its Affiliates, and has received, and is expected to continue to receive, fees in connection with such services. The Independent Valuation Advisor and its affiliates may from time to time in the future perform other commercial and financial advisory services for other funds managed by the Operating Manager and its Affiliates, so long as such other services do not adversely affect the independence of the Independent Valuation Advisor as certified in the applicable appraisal report.

(g) At least annually, the Board of Directors, including a majority of Independent Directors, shall review the appropriateness of the Company’s and the Series’ valuation guidelines. From time to time, the Board of Directors, including a majority of Independent Directors, may adopt, and may in the future adopt, changes to the valuation guidelines on occasions in which the Board of Directors has determined or in the future determines that such changes are likely to result in a more accurate reflection of estimated fair value.

ARTICLE XV

CONFLICTS OF INTEREST

Section 15.1 Generally; Specific Authorization. Whenever a potential material conflict arises among Apollo, the Operating Manager or any of their respective Affiliates, on the one hand, and the Company, a Series, any of the Shareholders or any of the Members, on the other hand, any resolution or course of action by the Board of Directors, the Operating Manager or Affiliates of the Operating Manager in respect of such conflict of interest shall be permitted and deemed approved by all Members and all Shareholders, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any duty otherwise existing hereunder, at law or in equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by a committee of the Independent Directors (which may be the Audit Committee), (ii) on terms which are, in the aggregate, no less favorable to the Company or a Series than those generally being provided to or available from unrelated third parties; (iii) fair and reasonable to the Company or a Series, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Company or a Series; or (iv) approved by the vote of Shareholders owning a majority of the outstanding Investor Shares, excluding any Investor Shares owned by Apollo or any of its Affiliates. The Board of Directors or the Operating Manager may, but is not required to, seek the approval of the resolution of such a conflict of interest from the Audit Committee, any other committee of Independent Directors or the Shareholders. Unless the resolution of a conflict is otherwise expressly provided for in this Agreement, the Board of Directors, the Operating Manager or a committee of the Board of Directors consisting of Independent Directors (which may be the Audit Committee) may consider any factors they determine in their sole discretion to consider when resolving a conflict of interest. Whenever the Board of Directors or the Operating Manager makes a determination to refer or not to refer any potential conflict of interest to a committee of Independent Directors (including the Audit Committee), to seek or not to seek Shareholder approval, or to adopt or not to adopt a resolution or course of action that has not received approval of a committee of Independent Directors or approval by the Shareholders, then the Board of Directors or the Operating Manager, as applicable, shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company, the Series, any Member, any Shareholder or any other Person bound by this Agreement, and the Board of Directors and the Operating Manager, as applicable, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or in equity, and the Board of Directors or the Operating Manager, as applicable, in making such determination or taking or declining to take such other action shall be permitted to do so in its sole discretion. If the approval of a committee of Independent Directors (including the Audit Committee) is sought, then it shall be presumed that, in making its decision, the committee of Independent Directors (including the Audit Committee) acted in good faith, and if the Board of Directors or the Operating Manager, as applicable, determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (ii) or (iii) above or that a member of a committee of Independent Directors (including the Audit Committee) satisfies the eligibility requirements to be an Independent Director (or a member of the Audit Committee), then it shall be presumed that, in making its decision, the Board of Directors or Operating Manager, as applicable, acted in good faith. In any proceeding brought by any Member, by or on behalf of such Member or any other Member or the Company or a Series, by any Shareholder, by or on behalf of such Shareholder or any other Shareholder or the Company or a Series, or otherwise by any Person bound by this Agreement, on its behalf or on behalf of the Company or a Series, or otherwise on behalf of the Company or a Series, challenging any action by a committee of Independent Directors (including the Audit Committee) with respect to any matter referred to such committee of Independent Directors (including the Audit Committee) for approval by the Board of Directors or the Operating Manager, as applicable, any action by the Board of Directors or the Operating Manager, as applicable, in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (ii) or (iii) above or whether a member of such committee of Independent Directors (including the Audit Committee) satisfies the eligibility requirements to be an Independent Director (or a member of the Audit Committee), the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the committee of Independent Directors (including the Audit Committee), the Board of Directors or the Operating Manager, as applicable, acted in good faith by clear and convincing evidence. Notwithstanding anything to the contrary in this Agreement, the existence of any conflicts of interest in connection with the following transactions are hereby approved by all of the Members, all of the Shareholders and each other Person bound by this Agreement and shall not constitute a breach of this Agreement or any such duty otherwise existing at law, in equity or otherwise:

(a) The designation of any Person as the Operating Manager and the Company’s and the Series’ execution, delivery and performance of the Operating Agreement, including the Company’s and the Series’ payment of the Management Fee, the Performance Fee and any other payment by the Company or the Series to the Operating Manager contemplated by this Agreement, the Operating Agreement, any Series Agreement or any Type Designation;

(b) The receipt by Apollo or its Affiliates of (i) transaction, monitoring and any other fees and expenses in connection with the purchase, monitoring or disposition of asset-backed finance assets, and (ii) any expenses in connection with unconsummated transactions;

(c) The retention by the Company or the Series (or any subsidiary through which the Company or a Series owns and operates asset-backed finance assets) of service providers in which Apollo has an interest or which are Affiliates of Apollo to provide necessary services in respect of acquisition opportunities or otherwise;

(d) The Company’s and the Series’ reimbursement of the Operating Manager for any organizational and offering costs incurred by the Operating Manager on behalf of the Company or a Series prior to the commencement of operations of the Company or the Series (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the Company and the Series);

(e) The Company’s and the Series’ reimbursement of the Operating Manager for any Company Expenses incurred on behalf of the Company and any Series and the good faith determination by the Operating Manager of whether expenses are Company Expenses;

(f) The Company’s and the Series’ reimbursement of the Operating Manager for actual expenses incurred on behalf of the Company and/or the Series in connection with the ownership of asset-backed finance assets;

(g) The Company’s and the Series’ engagement with the Distributor as the principal underwriter and distributor of the Shares, including any transaction related to the Distributor appointing other broker-dealers to assist in the sale of the Shares;

(h) The Company’s and the Series’ borrowing of money through an unsecured line of credit with Apollo or its Affiliates for investment purposes, to hold asset prior to receiving subscriptions, to pay operating expenses, to satisfy repurchase requests from Shareholders and to otherwise provide the Company or a Series with temporary liquidity;

(i) The Company’s or a Series’ issuance or repurchase of any Shares, including V Shares and E Shares, to (or from with respect to a repurchase) Apollo, the Operating Manager, or their Affiliates or employees;

(j) The allocation of investment opportunities over time among funds or pools of capital managed by Apollo and its Affiliates, including the Company and the Series, consistent with the Operating Manager’s allocation policy;

(k) Any other transaction contemplated by (i) the Company’s Confidential Private Placement Memorandum, dated May 3, 2024, as amended from time to time, or (ii) the Company’s Form 10 filed with the U.S. Securities and Exchange Commission on December 12, 2023, as amended from time to time;

(l) Any indemnification or advancement payment to an Indemnified Party pursuant to Section 16.3;

(m) The Company’s or the Series’ purchase and maintenance (or reimbursement for the cost of) insurance described in Section 16.3(e);

(n) The Operating Manager causing the Company, the Series and/or their respective Portfolio Assets to make contributions to charitable initiatives or other non-profit organizations that the Operating Manager believes could, directly or indirectly, enhance the value of Portfolio Assets or otherwise serve a business purpose for, or be beneficial to, Portfolio Assets;

(o) The Company’s or the Series’ redemption of V Shares pursuant to Section 10.9;

(p) The timing of any investment decision to coincide with an investment decision of any Apollo fund or account;

(q) The co-investment of the Company or a Series with other funds and accounts managed by Apollo or its Affiliates; and

(r) The Operating Manager’s waiver or modification of any Management Fee or Performance Fee allocable to an interest in the Company or a Series owned by Apollo or its Affiliates.

Section 15.2 Standards of Conduct.

(a) Whenever the Operating Manager or the Board of Directors, or any committee thereof (including the Audit Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the Operating Manager causes the Operating Manager to do so, in its capacity as the Operating Manager as opposed to in its individual capacity, whether under this Agreement or any other agreement, then, unless another express lesser standard is provided for in this Agreement, the Operating Manager, the Board of Directors or such committee or such Affiliates causing the Operating Manager to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believes that the determination or other action or inaction is in, or not adverse to, the best interests of the Company or the applicable Series, as applicable; provided, however, that if the Board of Directors or the Operating Manager is making a determination or taking or declining to take an action pursuant to clause (ii) or clause (iii) of the first sentence of Section 15.1, then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors or the Operating Manager making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (ii) or clause (iii) of the first sentence of Section 15.1, as applicable.

(b) Whenever the Operating Manager or its directors, officers, employees or affiliates make a determination or take or decline to take any other action, or any of its Affiliates causes it to do so, in their individual capacity as opposed to in their capacity as the Operating Manager or as directors or other employees of the Operating Manager, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Operating Manager or its directors, officers, employees or affiliates, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company, the Series, any Member, any Shareholder or any other Person bound by this Agreement, and the directors or employees of the Operating Manager, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion.

Section 15.3 Modification of Duties. Except as expressly set forth in this Agreement or expressly required by the Act, the Indemnified Parties shall not have any duties or liabilities, including fiduciary duties, to the Company, the Series, any Member, any Shareholder or any other Person bound by this Agreement and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Indemnified Parties otherwise existing at law or in equity, are agreed by the Members and the Shareholders to replace such other duties and liabilities of the Indemnified Parties. Any exculpation or indemnification standards contained herein shall not restore or create, whether in contract or otherwise, any such duties or liabilities.

Section 15.4 Corporate Opportunity; Authorization to Compete. Notwithstanding any other provision of this Agreement or any duty that would otherwise exist at law or in equity, each of the Indemnified Parties may engage in or possess an interest in any other business or venture of any kind, independently or with others, on its own behalf or on behalf of other entities with which any of the Indemnified Parties is affiliated or otherwise, and each of the Indemnified Parties may engage in any such activities, whether or not competitive with the Company, the Series, any Affiliate of the Company or any Affiliate of a Series, without any obligation to offer any interest in such activities to the Company, the Series, an Affiliate of the Company, an Affiliate of the Series or to any other Member or Shareholder. Notwithstanding any other provision of this Agreement or any duty that would otherwise exist at law or in equity, neither the Company, the Series, any Affiliate of the Company, any Affiliate of the Series, any Shareholder nor any Member shall have any right, by virtue of this Agreement or the existence of the Company or the Series, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, an Affiliate of the Company, the Series or an Affiliate of the Series shall not be deemed wrongful or improper or the breach of this Agreement or of any duty otherwise existing hereunder, at law, in equity or otherwise.

Section 15.5 Other Duties. The Members and the Shareholders acknowledge and agree that the Company and each Series may co-invest with other Apollo funds and accounts managed by Apollo or its Affiliates and that the Indemnified Parties may owe duties (including fiduciary duties) to such other funds or accounts now or in the future and that, (i) such duties (including fiduciary duties) may take priority over the duties of such Indemnified Party to the Company and the Series, including the Members and the Shareholders, and (ii) to the extent an Indemnified Party acts in compliance with its duties (including fiduciary duties) to any such fund or account, any action taken or omission with respect to the Company or the Series in connection with or arising from such compliance shall be deemed consistent with the terms of this Agreement, including the implied contractual covenant of good faith and fair dealing, and shall not constitute a breach of this Agreement or of any duty otherwise existing at law, in equity or otherwise.

ARTICLE XVI

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE COMPANY

Section 16.1 Limitation of Member and Shareholder Liability. To the fullest extent permitted by law, no Member or Shareholder will have no personal liability for any of the Company’s obligations or liabilities solely by reason of being a member or holder of Shares of the Company generally or being associated with or owning any Shares of any Series. To the fullest extent permitted by law, Shareholders and Members associated with a Series will have no personal liability for any of such Series’ obligations or liabilities solely by reason of being a Shareholder of or Member associated with such Series, as applicable. Shareholders or Members will only be liable for the debts and obligations of the Company, in their capacity as a holder of an interest in the Company with respect to the applicable Series or a member of the Company generally or associated with a Series, respectively, to the extent of their Capital Contributions and pro rata share of any of the Company’s undistributed profits, subject to the Members’ and the Shareholders’ obligations to return distributions under the Act.

Section 16.2 Limitation of Liability.

(a) To the fullest extent permitted by applicable law, none of the Indemnified Parties will be liable to the Company, the Series, any Member, any Shareholder or any other Person bound by this Agreement for (i) any losses due to any act or omission by any Indemnified Party in connection with the conduct of the business of the Company or the Series unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such Indemnified Party’s act or omission constitutes actual fraud or willful misconduct, (ii) any losses due to any action or omission by any other Person, (iii) any losses due to any mistake, action, inaction, negligence, dishonesty, actual fraud or bad faith of any broker, placement agent or other agent as provided in this Agreement or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, or in interpretations thereof, as they apply to the Company, the Series, the Members or the Shareholders, whether the change occurs through legislative, judicial or administrative action. Notwithstanding the immediately preceding sentence, to the fullest extent permitted by law, no Member shall be liable to the Company, any other Member or any other Person bound by this Agreement.

(b) Each Indemnified Party may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that such Indemnified Party reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) Each Indemnified Party shall, in the performance of such Person’s duties, be fully protected in relying in good faith upon records of the Company and the Series.

(d) Any amendment, modification or repeal of this Section 16.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Parties under this Section 16.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 16.3 Indemnification.

(a) To the fullest extent permitted by applicable law, except in the case of actual fraud or willful misconduct, the Company or the applicable Series will indemnify and hold harmless each Indemnified Party from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind, including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the business of the Company, the business of a Series or the performance by the Indemnified Party of any of its responsibilities under this Agreement; provided that an Indemnified Party will not be entitled to indemnification under this Agreement if the Indemnified Party’s action or omission constitutes actual fraud or willful misconduct; provided further that such claims, liabilities, damages, losses costs or expenses did not arise solely out of a dispute between or among the officers, directors, employees or partners of Apollo or its affiliates.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnified Party who is indemnified pursuant to Section 16.3(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company or the applicable Series prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Party is seeking indemnification pursuant to this Section 16.3, the Indemnified Party is not entitled to be indemnified upon receipt by the Company or the applicable Series of any undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be ultimately determined that the Indemnified Party is not entitled to be indemnified as authorized by this Section 16.3.

(c) The rights to indemnification and advancement of expenses conferred in this Section 16.3 shall not be exclusive of any rights to which any Indemnified Party may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement. The indemnification and advancement obligations of the Company and the Series to an Indemnified Party with respect to any indemnifiable amounts shall be reduced by any indemnification payments actually received by such Indemnified Party from any of the Corporate Group Members or any potential, current or former Portfolio Asset with respect to the same indemnifiable amounts. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to this Section 16.3, the Members and the Shareholders intend that, to the maximum extent permitted by law, as between (a) Portfolio Assets and (b) the Company and/or the Series, this Section 16.3 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with any applicable Portfolio Asset having primary liability and the Company and the Series, as applicable, having only secondary liability. The possibility that an Indemnified Party may receive indemnification payments from a Portfolio Asset shall not restrict the Company or the Series from making payments under this Section 16.3 to an Indemnified Party that is otherwise eligible for such payments, but such payments by the Company or the Series are not intended to relieve any Portfolio Asset from any liability that it would otherwise have to make indemnification payments to such Indemnified Party and, if an Indemnified Party that has received indemnification payments from the Company or the Series actually receives duplicative indemnification payments from a Portfolio Asset for the same indemnifiable amounts, such Indemnified Party shall repay the Company or the Series, as applicable, to the extent of such duplicative payments. If, notwithstanding the intention of this Section 16.3, a Portfolio Asset’s obligation to make indemnification payments to an Indemnified Party is relieved or reduced under applicable law as a result of payments made by the Company or the Series pursuant to this Section 16.3, or if otherwise necessary to effect the intention of the parties hereto in this Section 16.3, the Company and the Series shall have, to the maximum extent permitted by law, a right of subrogation against (or contribution from) such Portfolio Asset for amounts paid by the Company or the Series to an Indemnified Party that relieved or reduced the obligation of such Portfolio Asset to such Indemnified Party. As used in this Section 16.3, “indemnification” payments or obligations and “indemnifiable” amounts made or to be made by a Portfolio Asset shall be deemed to include (i) advancement of expenses in connection with indemnification obligations, (ii) payments made or to be made by any successor to the indemnification obligations of such Portfolio Asset and (iii) equivalent payments made or to be made by or on behalf of such Portfolio Asset (or such successor) pursuant to an insurance policy or similar arrangement.

(d) The indemnification provided by this Section 16.3 shall be in addition to any other rights to which an Indemnified Party may be entitled under this Agreement, any other agreement, pursuant to any vote of the Members or vote of the Shareholders, as a matter of law, in equity or otherwise, both as to actions in the Indemnified Party’s capacity as an Indemnified Party and as to actions in any other capacity, and shall continue as to an Indemnified Party who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party.

(e) The Company and the Series may purchase and maintain (or reimburse the Operating Manager or its Affiliates for the cost of) insurance, on behalf of the Indemnified Parties and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or the Series’ activities or such Person’s activities on behalf of the Company or the Series, regardless of whether the Company or the Series would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) The provisions of this Section 16.3 are for the benefit of the Indemnified Parties and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g) No amendment, modification or repeal of this Section 16.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Party to be indemnified by the Company or the Series, nor the obligations of the Company or the Series to indemnify any such Indemnified Party under and in accordance with the provisions of this Section 16.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE XVII

AMENDMENTS

Section 17.1 Amendments Generally. Subject to Section 17.2 of this Agreement, this Agreement may be amended, at any time and from time to time, by the Board of Directors with the consent of V Members holding a majority of the outstanding V Shares and without the consent of the Shareholders or any other Person.

Section 17.2 Amendments with the Consent of the Majority of the Members. Notwithstanding Section 17.1, this Agreement may not be amended so as to (i) modify the limited liability of a Member or a Shareholder or (ii) materially adversely affect in a disproportionate manner (other than any adverse and disproportionate effect that is due to a difference in relative number of Shares owned or the creation and issuance of any Type of Shares) any Shareholder’s share of distributions of cash.

ARTICLE XVIII

DISSOLUTION

Section 18.1 Duration of the Company. The Company shall continue perpetually unless terminated in accordance with the Act and the provisions of this Article XVIII.

Section 18.2 Dissolution of the Company; Winding Up of the Company.

(a) Events Causing Dissolution. The Company shall be dissolved upon the happening of any of the following events (each a “Company Dissolution Event”):

(i) the adoption of a resolution by the Board of Directors approving the dissolution of the Company and the approval of such action by V Members holding a majority of the outstanding V Shares;

(ii) the operations of the Company shall cease to constitute legal activities under the Act or any other applicable law (as determined by the Board of Directors);

(iii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act; or

(iv) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) Winding Up of the Company. Upon the occurrence of a Company Dissolution Event, the winding up of the Company and the termination of its existence shall be accomplished as follows:

(i) the Board of Directors shall proceed to wind up the affairs of the Company and all of the powers of the Board of Directors under this Agreement shall continue;

(ii) in connection with the winding up of the affairs of the Company, the Board of Directors shall liquidate the assets of the Company as promptly as is consistent with obtaining current fair market value of such assets (provided, however, that the Board of Directors may determine to distribute the Company’s assets, in whole or in part, in kind);

(iii) after paying or making reasonable provision for the payment to the Company’s creditors of all claims and obligations, including all contingent, conditional or unmatured contractual claims, in accordance with the Act, the Company shall distribute the remaining assets of the Company among the Members and the Shareholders in accordance with Section 9.1(c); provided, however, that such distributions shall not be subject to the DRIP; and

(iv) upon completion of the winding up of the Company, including the distribution of Company property as provided in this Section 18.2(b), the Board of Directors shall cause the filing of a certificate of cancellation of the Certificate with the Secretary of State of the State of Delaware in accordance with the Act and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions in which the Company shall be qualified to transact business, and shall take such other actions as may be necessary to terminate the existence of the Company.

Section 18.3 Duration of the Series. Each Series shall continue perpetually unless terminated in accordance with the Act and the provisions of this Article XVIII.

Section 18.4 Dissolution of a Series; Winding Up of a Series.

(a) Events Causing Dissolution. Each Series shall be dissolved upon the happening of any of the following events (each a “Series Dissolution Event”):

(i) the adoption of a resolution by the Board of Directors approving the dissolution of the applicable Series and the approval of such action by V Members holding a majority of the outstanding V Shares of such Series;

(ii) the operations of a Series shall cease to constitute legal activities under the Act or any other applicable law (as determined by the Board of Directors);

(iii) the entry of a decree of judicial dissolution of a Series under Section 18-218(c)(11) of the Act; or

(iv) the dissolution of the Company.

(b) Winding Up of a Series. Upon the occurrence of a Series Dissolution Event, the winding up of a Series and the termination of its existence shall be accomplished as follows:

(i) the Board of Directors shall proceed to wind up the affairs of the Series and all of the powers of the Board of Directors under this Agreement shall continue;

(ii) in connection with the winding up of the affairs of a Series, the Board of Directors shall liquidate the assets of such Series as promptly as is consistent with obtaining current fair market value of such assets (provided, however, that the Board of Directors may determine to distribute such Series’ assets, in whole or in part, in kind);

(iii) after paying or making reasonable provision for the payment to such Series’ creditors of all claims and obligations, including all contingent, conditional or unmatured contractual claims, in accordance with the Act, the Company shall distribute the remaining assets of the Series among the Members and the Shareholders associated with such Series in accordance with Section 9.1(c); provided, however, that such distributions shall not be subject to the DRIP; and

(iv) upon completion of the winding up of such Series, including the distribution of Series property as provided in this Section 18.2(b), the Board of Directors shall cause the filing of a certificate of cancellation of the Series Certificate of such Series with the Secretary of State of the State of Delaware in accordance with the Act, and shall take such other actions as may be necessary to terminate the existence of such Series.

ARTICLE XIX

MISCELLANEOUS

Section 19.1 Covenant to Sign Documents. Each Member and each Shareholder covenants, for itself, himself or herself and its, his or her successors and assigns, to execute, with acknowledgment or verification, if required, any and all certificates, documents and other writings which may be necessary or expedient to form the Company and the Series and to achieve their respective purposes, including the Certificate, the Series I Certificate, the Series II Certificate and all amendments thereto, and all such filings, records or publications necessary or appropriate laws of any jurisdiction in which the Company or the Series shall conduct its business.

Section 19.2 Notices. Except as otherwise expressly provided for in this Agreement, all notices which any Member or Shareholder may desire or may be required to give any other Members or Shareholders shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage pre-paid.

Notices to Members or Shareholders shall be addressed to the Members or Shareholders at the last address shown on the Company or Series records. Notices to the Directors, to the Operating Manager, to the Company or to a Series shall be delivered to the Company’s principal place of business at 9 West 57th Street, 42nd Floor, New York, New York 10019 or as hereafter may be changed by the Board of Directors.

Section 19.3 Entire Agreement. This Agreement (including any Type Designation and the Series Agreements) and the Subscription Agreements constitute the entire agreement among the parties hereto and supersede any and all prior agreements and representations, either oral or in writing, among the parties hereto with respect to the subject matter contained herein.

Section 19.4 Submission to Jurisdiction.

(a) The parties hereto agree that, (i) except as provided in clause (ii) below, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, including any claim or cause of action (whether in contract, tort, statute, common law or otherwise) that may be based upon, arise out of or relate to the negotiation, execution or performance of this Agreement (including (A) any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement, (B) any derivative action, suit or proceeding brought on behalf of the Company or a Series, (C) any suit, action or proceeding asserting a claim of breach of a duty, including a fiduciary duty, owed by any current or former Director, officer, employee, Operating

Manager, Member or Shareholder of the Company or a Series or any Affiliate thereof to the Company, the Series, the Shareholders or the Members, (D) any suit, action or proceeding asserting a claim arising pursuant to any provision of the Act or this Agreement or as to which the Act confers jurisdiction on the Court of Chancery of the State of Delaware or (E) any suit, action or proceeding asserting a claim governed by the internal affairs doctrine), shall be brought exclusively in the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the other courts of the State of Delaware or in the United States District Court for the District of Delaware, (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Section 19.4(a), unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and (iii) each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any of such courts or that any such suit, action or proceeding which is brought in any of such courts has been brought in an inconvenient forum. The foregoing provisions of this Section 19.4(a) shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law as it now exists or may hereafter be amended, any Person acquiring or holding any interest in any security of the Company or a Series shall be deemed to have notice of and consented to the provisions of this Section 19.4.

(b) Subject to applicable law, process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 19.2 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER AND RELEASE SHALL NOT APPLY TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO U.S. FEDERAL SECURITIES LAWS.

Section 19.5 Waiver. No waiver by any party hereto of any breach of, or default under, this Agreement by any other party shall be construed or deemed a waiver of any other breach of or default under this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement with respect to any other.

Section 19.6 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 19.7 Application of Delaware law. This Agreement, and all claims or causes of action (whether in contract, tort, statute, common law or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware.

Section 19.8 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement.

Section 19.9 Number and Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Section 19.10 Counterparts; Electronic Signature. This Agreement may be executed in counterparts, any or all of which may be signed by the Operating Manager, and each of its authorized officers and attorneys-in-fact, on behalf of the Members and the Shareholders as their attorney-in-fact. For the avoidance of doubt a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by the Board of Directors.

Section 19.11 Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Company and the Series any right that it may have to maintain any action for partition with respect to any property of the Company or the Series or to cause the Company or the Series to be dissolved or liquidated.

Section 19.12 Waiver of Appraisal Rights. Each Member and each Shareholder hereby agrees that it shall not have any appraisal rights pursuant to Section 18-210 of the Act or otherwise.

Section 19.13 Assignability. Each and all of the covenants, terms, provisions and arguments herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto, subject to the requirements of Article X.

Section 19.14 Anti-Money Laundering. Notwithstanding any other provision of this Agreement to the contrary, the Company and the Series, and the Operating Manager, in its own name and on behalf of the Company and/or the Series, shall be authorized, without the consent of any Person, including any Member and any Shareholder, to take such action as it determines to be necessary or advisable to comply, or to cause the Company and the Series to comply, with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.

Section 19.15 No Third Party Beneficiaries. For the avoidance of doubt, except for the Indemnified Parties, there are no intended or unintended third-party beneficiaries of this Agreement (it being understood that each Indemnified Party is an express third party beneficiary with respect to the provisions of this Agreement applicable to them as if they were parties to this Agreement).

ARTICLE XX

REIT PROVISIONS

Section 20.1 The Company and the Series generally intend to carry out the investment program by making a portion of its investments through one or more REITs (each, a “REIT Subsidiary”).

Section 20.2

(a) To the extent permitted by law, but notwithstanding anything in this Agreement, the provisions of Exhibit B shall be applied to the Company and the Series in the same manner as to any REIT Subsidiary mutatis mutandis. Specifically, but without limiting the application of the provisions of Exhibit B, in the event that (i) any Share is Transferred or any direct or indirect ownership interest in any Shareholder is Transferred and (ii) as a result of such Transfer, the interests in any REIT Subsidiary that are held, directly or indirectly, by the Company and/or Series would otherwise be subject to Section 2.1.1 of Exhibit B, then provisions similar to those set forth in Exhibit B shall apply to Shares to which such purported Transfer relates. The Shareholders agree that the Shares that were the subject of the purported Transfer shall be automatically transferred to a trust for the benefit of a Charitable Beneficiary in such amount as shall be sufficient to ensure that no equity interests of a REIT Subsidiary shall be automatically transferred to a Charitable Trust (or similar) under the applicable REIT Subsidiary Agreement. In the event of a transfer of Shares to a Charitable Trust (or similar), provisions comparable to Sections 2.1.1(b) and 2.2 of Exhibit B shall apply to the transferred Shares and such trust. The intention of this Section 20.2 is to cause each Shareholder to bear the consequences of direct and indirect Transfers that relate to such Shareholder’s Shares that otherwise would have caused equity interests of a REIT Subsidiary to be automatically transferred to a Charitable Trust (or similar) under the applicable REIT Subsidiary Agreement.

(b) In the event that (i) any Share is Transferred or any direct or indirect ownership interest in any Shareholder is Transferred and (ii) notwithstanding Section 20.2(a), above, as a result of such Transfer, the interests in any REIT Subsidiary that are held by the Company and/or Series are subject to Section 2.1.1 of Exhibit B, then (A) the Shareholder who is the transferee of the Shares or whose Shares are the subject of the Transfer of the direct or indirect ownership interest, as the case may be, shall (1) repay to the Company and/or Series the amount of any distributions received by it from the Company and/or Series that are attributable to any interests in such REIT Subsidiary that are held by the Company and/or Series, that are subject to Section 2.1.1 of Exhibit B and that were received on or after the date that such shares became subject to Section 2.1.1 of Exhibit B, and (2) have its right to receive future distributions and redemption proceeds pursuant to this Agreement reduced by an amount equal to the sum of the amount of cash and the fair market value of any property received by the Charitable Trust with respect to such Shares subject to Section 2.1.1 of Exhibit B, (B) if applicable, the allocations of income, gain, loss or expense of the Company and/or Series pursuant to Article 9 shall be adjusted to the extent necessary to reflect the rights and obligations of such transferee or Shareholder as described in clause (A) of this sentence and (C) for purposes of determining such transferee’s or Shareholder’s Constructive Ownership or Beneficial Ownership of the interests in such REIT Subsidiary, any interests in the REIT Subsidiary that otherwise would be Constructively Owned or Beneficially Owned by such transferee or Shareholder (but for the transfer to the Charitable Trust) shall be reduced by such number of Shares subject to Section 2.1.1 of Exhibit B.

(c) If, following the automatic divestment and transfers provided for in this Section 20.2 and Exhibit B, any REIT Subsidiary would, but for the application of this Section 20.2(c), be “closely held” within the meaning of Section 856(a)(6) of the Code at any time during the last half of any taxable year after the first year for which such REIT Subsidiary made or intends to make an election to be taxable as a REIT under Section 856(c)(1) of the Code, distributions otherwise payable to the Shareholders and net income or gain otherwise allocable, if applicable, to Shareholders pursuant to Article 9 shall be decreased to the extent necessary to ensure that any REIT Subsidiary is not “closely held” within the meaning of Section 856(a)(6) of the Code at any time during the last half of any taxable year after the first year for which such REIT Subsidiary made or intends to make an election to be taxable as a REIT under Section 856(c)(1) of the Code, and such net income or gain shall instead be allocated to, or such cash distributed to, the applicable other Shareholders. Any reduction in allocations, if applicable, or distributions pursuant to this Section 20.2(c) shall be made proportionately by each of the Company and/or Series and among the Shareholders therein. Allocations or distributions, as the case may be, in subsequent taxable years shall be made to the Shareholders as necessary to cause the aggregate amount of net income and gain allocated or distributions made to each Shareholder to be equal to or more closely approximate the aggregate amount that would have been allocated or distributed to each such Shareholder if the adjustments required by this Section 20.2(c) had not been made, but only to the extent consistent with the first sentence of this Section 20.2(c).

(d) Each Shareholder shall comply with any requirements to provide information to the Company and the Series in accordance with Section 2.1.4 of Exhibit B or the principles thereof as determined by the Operating Manager in its sole discretion.

(e) For the purposes of this Section 20.2 the terms “Beneficial Ownership” (and “Beneficially Owned”), “Charitable Beneficiary,” “Charitable Trust,” “Constructive Ownership” (and “Constructively Owned”) and “Transfer” have the meanings set forth in Exhibit B.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Limited Liability Company Agreement of the Company on this 28th day of February, 2025.

SHAREHOLDERS: pursuant to the powers of attorney granted to the Company under their Subscription Agreements:

By: Apollo Asset Backed Credit Company LLC as attorney-in-fact for the Shareholders

By:	/s/ Nari Na
Name:	Nari Na
Title:	Vice President and Assistant Secretary of Apollo Asset Backed Credit Company LLC

SOLE MEMBER:

APOLLO PRINCIPAL HOLDINGS VI, L.P.

By:	Apollo Principal Holdings VI GP, LLC,
its general partner

By:	/s/ Nari Na
Name:	Nari Na
Title:	Vice President

OPERATING MANAGER: APOLLO MANAGER, LLC

By:	/s/ Nari Na
Name:	Nari Na
Title:	Vice President